                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   Merchants & Manufacturers Bancorporation
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------

    (5) Total fee paid:


        ------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.


    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

May 31, 1997



To:     The Shareholders of Merchants & Manufacturers Bancorporation, Inc.

You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation, Inc. scheduled for 4:00 P.M. on Wednesday, June 25, 1997. The meeting will be held at the new offices of Merchants & Manufacturers Bancorporation, Inc., located at 14100 West National Avenue, New Berlin, Wisconsin.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to greeting you and discussing the condition of your corporation with you.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. If you do attend the meeting, you may revoke your proxy and vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely yours,





Michael J. Murry,
Chairman of the Board of Directors
and Chief Executive Officer

Enclosure

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 25, 1997

TO THE SHAREHOLDERS OF MERCHANTS & MANUFACTURERS BANCORPORATION, INC.:

The Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation, Inc., will be held at Merchants & Manufacturers Bancorporation, 14100 West National Avenue, New Berlin, Wisconsin, on Wednesday, June 25, 1997, at 4:00 P.M., for the purpose of considering and voting on:

1. Fixing the number of directors at 19, and the election of six directors to serve until the annual meeting in the year 2000 as Class II directors. Management's nominees are named in the accompanying Proxy Statement.

2. Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed May 1, 1997, as the record date for determining the shareholders of Merchants & Manufacturers Bancorporation, Inc., entitled to notice of and to vote at the meeting, and only holders of Common Stock of Merchants & Manufacturers Bancorporation, Inc. of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

THE BOARD OF DIRECTORS OF MERCHANTS & MANUFACTURERS BANCORPORATION, INC. RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE SIX PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED IN THE PROXY STATEMENT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                            By Order of the Board of Directors of
                            Merchants & Manufacturers Bancorporation, Inc.




                            ____________________________________________________
                            Michael J. Murry, Chairman of the Board of Directors and Chief Executive Officer



Milwaukee, Wisconsin
May 31, 1997

Dear Shareholders:

In my letter of December 15, 1996, I discussed our 1996 results. The reasons for the $1,056,000 in charges to income and the future benefits to be realized from these operational deductions.

My subsequent March 15, 1997, letter described record fourth quarter earnings, a product of actions taken in the previous quarter. Total return to the shareholders in 1996 amounted to 16.2%. The first quarter of 1997 continued this positive trend with an 18.7% increase in net income over the 1st quarter of 1996.

One of the other developments driving positive results in 1997 and beyond is the conversion of Lincoln Savings to a commercial bank, now known as Lincoln Community Bank. The benefit of this change was outlined in the December 15th letter. As a result of the conversion, Lincoln Community Bank's net income rose 45% through April of this year. 1997 year-to-date annualized total return for the Holding Company equaled 18.6% through May 31st.

Our positive progress must be considered when discussing two major issues: the consolidation of the banking industry and Merchants & Manufacturers Bancorporation's future in the new environment.

Recent articles in local newspapers and national publications have analyzed the consolidation trends in the banking industry. These discussions have raised several questions about the future of the industry in this state and around the country.

The national trend, it seems, will continue toward consolidation. The number of banks may be reduced by 50% in the next five years. It is clear that what will remain will be two distinct industries: community based organizations, federally insured with a limited amount of new powers, and mega holding companies with an array of new financial services with little or no government protection. There will be, therefore, a future market for community banks. That market will demand strong relationships and execution, something these institutions will continue to have an advantage in. In Wisconsin, recent acquisitions highlight the value attached to organizations with multiple locations in Southeastern Wisconsin's population centers.

The Board of Directors, along with management continue to analyze your Corporation's options in this atmosphere of consolidation. We continue to believe that the Holding Company's potential for earnings growth is significant, leading to higher levels of value as an independent organization. Our shareholders long-term investment return, however, will always be our first consideration when considering other options.

So how does your bank corporation prepare for and compete in an environment with fewer banks and more non-bank competitors? We have been preparing for these changes since 1983.

The formation of the Holding Company, creating multiple locations, consolidating backroom operations, developing an ATM system and establishing offices in senior citizen complexes are examples of past preparations.

Industry analysts suggest that new products and services, improved risk management and effective use of technology are but a few areas where community banks need to pay greater attention to the accelerating pace of change.

Community banks can start by focusing more on planning - strategic planning, technology planning, and succession planning.

In the area of new products and services we have endeavored to stay ahead of the curve by offering products which fulfill a broad need for our customers. Recently those products encompassed offering our own credit card as well as a debit card that can be used at merchants and our network of automated teller machines (ATMs). In addition we have begun offering overdraft protection which can be linked directly to our customer's credit card and our mutual fund product which we call PAAM (Personal Asset Allocation Management). This product as the name indicates, is an asset allocation mutual fund product that allows for great flexibility for our customers as their relationship with the bank grows. On the commercial side our customers can take advantage of our leasing program which allows them to incorporate state of the art technology in their own businesses at a reasonable cost. Last but not least, we have begun offering trust and bill payment services at our convenience centers. This product has been well accepted and will soon be offered at our main bank locations.

To support these new products and services and those that we plan to offer in the near future, it is important to embrace technology. Our new technology committee is drafting a strategic plan to carry us into the next century. As a result of the committee's work, we now offer our INQUIRE service which allows telephone banking by our customers 24 hours a day. Our telephone bill paying service will soon be available to our customers through a touch tone system that is easy to use and extremely efficient. There will be no need for checks, stamps, or trips to the post office. We are currently preparing our web page to better communicate our products and services to you, our customers, and to allow you to access your bank at your convenience. We have broadened our network of ATMs and offer Neighborhood Banking that allows you to bank at any of our offices, regardless of which bank your account is at. We are reviewing the possibility of offering transactional capability for your accounts on the Internet as well as sending images of your checks back to you as opposed to the actual checks themselves. We have strengthened our internal technology network capabilities and have consolidated our backroom services at our new building to gain efficiencies.
We feel we are poised to look to the future, be it in the area of the Internet, SmartCards, Imaging Technology or whatever the future may hold.

In the environment of new products and competitive pressures, interest rate risk management is more critical than ever. Banks have traditionally funded their assets through deposit growth; however, as competition from non-banks for our deposit base becomes more aggressive, and loan demand increases we will need to establish alternative funding sources. Membership in the Federal Home Loan Bank and alternative loan programs for our borrowing customers are examples of alternative funding sources already in place. Each of these funding sources react differently to market interest rate changes. Merchants & Manufacturers Bancorporation has in place simulation models to measure the effect of interest rate changes on earnings. These models allow management to evaluate various funding sources before they are obtained.

Planning is our greatest strength. We are currently in the second year of our fourth strategic plan. Our current plan was developed with outside consultants, a policy we feel is important given the rapidly changing environment.

Finally, your corporation has with its addition of a few key management employees and the progress shown by middle management, assured the organization that good decisions will be made now and in the future.

Can we compete and do well in the face of increased competition? Ask some of our small business customers who have done business with our larger competitors.

Sincerely,





Michael J. Murry
Chairman of the Board of Directors and
Chief Executive Officer

               MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                         14100 WEST NATIONAL AVENUE
                        NEW BERLIN, WISCONSIN  53151

                               PROXY STATEMENT
                       ANNUAL MEETING - JUNE 25, 1997

                     VOTING OF PROXIES AND REVOCABILITY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants & Manufacturers Bancorporation, Inc., hereinafter called "Merchants," to be voted at the Annual Meeting of Shareholders to be held on Wednesday, June 25, 1997, at 4:00 P.M., at Merchants & Manufacturers Bancorporation, Inc., 14100 West National Avenue, New Berlin, Wisconsin 53151, and at any adjournment(s) thereof (the "Annual Meeting").

The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. The Proxy Statement and the accompanying Proxy are being sent to Merchants' shareholders commencing on or about May 31, 1997.

Shares owned through participation in Merchants' Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted "FOR" the election of management's nominees as directors. If additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment in such matters.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire.

                       RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on May 1, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1.00 par value ("Common Stock") of which 859,576 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on all matters. There are no cumulative voting rights.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as Class II director. The six nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors.

                             SHAREHOLDER PROPOSALS

Any shareholders desirous of including any proposal in Merchants' proxy soliciting material for the next regularly scheduled annual meeting of shareholders of Merchants must submit their proposal, in writing, at Merchants' executive offices not later than January 31, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

No person is known to Merchants to own beneficially more than 5% of the outstanding shares entitled to vote at the Annual Meeting.

                                 ANNUAL REPORT

The 1996 Annual Report of Merchants, which includes financial statements for the years ended December 31, 1996, 1995 and 1994, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.

                             ELECTION OF DIRECTORS

The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, as nearly equal in size as possible, with each class of directors serving staggered three-year terms. The term of office of directors in Class II expires at the Annual Meeting. At the Annual Meeting, shareholders will elect six Class II directors to serve until Merchants' 2000 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for Class II, directors are currently directors of Merchants. Messrs. Helminiak, Kozina, Kaczynski, Prazynski and Schwellinger were elected at the 1994 annual meeting of shareholders of Merchants to serve until the 1997 Annual Meeting. Messr. Janiszewski was appointed to the Board of Directors of Merchants to serve until the 1997 Annual Meeting.

The six nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the six nominees listed below.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of April 30, 1997, is based in part on information received from the respective persons and in part on the records of Merchants.

                        NOMINEES FOR CLASS II DIRECTORS
                            (TERM EXPIRING IN 2000)


        NAME                    PRINCIPAL OCCUPATION AND DIRECTORSHIPS

Leonard Helminiak       President, Buddy Squirrel Company; Vice President,
Age:  76                Quality Candy Company, St. Francis, WI; director of
                        Merchants from 1983 to present; retired director of Lincoln State Bank, Milwaukee, Wisconsin, a subsidiary of Merchants.

Dr. Thomas Kozina       Retired physician; director of Franklin State Bank,
Age:  66                Franklin, Wisconsin, a subsidiary of Merchants from
                        1982 to present; director of Merchants since 1986

Casimir S. Janiszewski  President, Superior Die Set Corporation, Oak Creek, WI;
Age:  44                director of Merchants from 1995 to present, director of
                        Franklin State Bank from 1982 to 1993, director of
                        Lincoln State Bank from 1994 to present

David Kaczynski         President, Cardinal Fabricating Corporation, Milwaukee,
Age:  57                WI; director of Lincoln Community Bank (formerly known
                        as Lincoln Savings Bank), Milwaukee Wisconsin, a subsidiary of Merchants from 1994 to present, director of Merchants from 1994 to present.

Longin Prazynski        Retired building inspector, director of Lincoln
Age:  67                Community Bank from 1962 to present, director of
                        Merchants since 1993 to present.

Jack Schwellinger       Retired executive; director of Lincoln State Bank from
Age:  69                1984 to present; director of Merchants from 1986 to
                        1992 and from 1993 to present.
                             CONTINUING DIRECTORS
                 CLASS III DIRECTORS (TERM EXPIRING IN 1998)
James Bomberg           President of Merchants from 1994 to present, director
Age:  53                and president of Lincoln State Bank from 1991 to 1993;
                        director and president of M&M Services, New Berlin, Wisconsin, a subsidiary of Merchants from 1994 to 1996, director of Merchants from 1994 to present.

Michael J. Murry        Chairman of the Board of Directors of Merchants since
Age:  51                1992; Chief Executive Officer and director of Merchants
                        since 1982, director of Lincoln State Bank since 1983, director of Franklin State Bank since 1992; Director of
                        Lincoln Community Bank since 1994.

Conrad Kaminski         President of Lincoln State Bank since 1994; director of
Age:  62                Lincoln State Bank from 1992 to present; appointed
                        president of Lincoln Community Bank in 1997, appointed director of Lincoln Community Bank in 1997, director of Merchants from 1991 to present; president of Merchants from 1991 to 1993; executive vice president of Merchants from 1982 to 1991.

Nicholas Logarakis      President, General Automotive Manufacturing Co., Inc.
Age:  56                Franklin, WI; director of Lincoln State Bank from 1977
                        to present; director of Merchants from 1982 to present.

Keith Winters           President, Keith C. Winters & Assoc. Ltd. Franklin, WI;
Age:  58                director of Franklin State Bank from 1982 to present;
                        director of Merchants from 1989 to present.

Robert Blonski          President of Lincoln Community Bank form 1972 to 1996;
Age:  57                director of Lincoln Community Bank from 1972 to
                        present, appointed President of M&M Services in 1997, director of Merchants since 1993.

Duane Cherek            Auto dealer, Cherek Lincoln-Mercury, Greenfield, WI;
Age:  52                director of Lincoln Community Bank from 1987 to
                        present; director of Merchants since 1993.
                  CLASS I DIRECTORS (TERM EXPIRING IN 1999)
Thomas Gapinski         Insurance executive, director of Merchants from 1982 to
Age:  62                1986 and from 1992 to present, director of Lincoln
                        State Bank from 1977 to present.

J. Michael Bartels      President Bartels Management Services, Inc., Milwaukee,
Age:  57                WI;  appointed director of Merchants in 1995; director
                        of Franklin State Bank from 1982 to present.

John Krawczyk           Executive Vice President and Chief Operating Officer of
Age:  41                Merchants since 1994; director of Merchants from 1993
                        to present; director of Lincoln Community Bank from 1987.

Gervase Rose            President Roman Electric Co., Milwaukee WI., director
Age:  60                of Merchants from 1992 to 1993 and from 1994 to
                        present; director of Franklin State Bank from 1982 to present.

Robert Donaj            Appointed President of Achieve Mortgage Corporation,
Age:  53                Milwaukee, Wisconsin, a subsidiary of Merchants in
                        1997; Director of Lincoln Community Bank from 1987 to present; director of Merchants 1993 to present.

James Sass              President, Max A. Sass Funeral Home; director of
Age:  54                Lincoln Community Bank  from 1987 to present; director
                        of Merchants from 1993 to present.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 30, 1997, information concerning beneficial ownership of Common Stock of Merchants for each nominee, continuing director and executive officer.


TITLE OF   NAME OF BENEFICIAL         AMOUNT OF BENEFICIAL      PERCENT OF
 CLASS            OWNER                     OWNERSHIP             CLASS



 Common    J. Michael Bartels                11,966                1.4

 Common    Robert Blonski                    14,955                1.7

 Common    James Bomberg                     10,643                1.2

 Common    Duane Cherek                       5,265                 *

 Common    Robert Donaj                       4,752                 *

 Common    Thomas Gapinski                    1,530                 *

 Common    Leonard Helminiak                 14,446                1.7

 Common    Casimir S. Janiszewski             1,113                 *

 Common    David Kaczynski                    1,767                 *

 Common    Conrad Kaminski                   24,892                2.9

 Common    Dr. Thomas Kozina                  4,961                 *

 Common    John Krawczyk                     10,781                1.3

 Common    Nicholas Logarakis                 8,375                 *

 Common    James Mroczkowski(1)               4,756                 *

 Common    Michael Murry                      5,909                 *

 Common    Longin Prazynski                   2,500                 *

 Common    Gervase Rose                       2,528                 *

 Common    James Sass                         6,019                 *

 Common    Jack Schwellinger                 10,017                1.2

 Common    Keith Winters                     10,619                1.2

           Directors and Executive
           Officers(2)                      157,794               18.4

*  Less than 1%

(1)  Vice President, Chief Financial Officer; not a director of Merchants

(2)  Includes all of the above as a group (20 individuals).

Share ownership includes shares issuable within 60 days upon exercise of incentive stock options owned by certain officers.

All shares reported herein are owned with voting and investment power in those persons whose names are provided herein or by their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors held six meetings during 1996. Each director attended during his/her tenure 75% or more of the total number of meetings of the Board of Directors and its committees of which they were members.

The Board of Directors of Merchants has the following committees:

      THE EXECUTIVE PERSONNEL/COMPENSATION COMMITTEE meets periodically to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. The Executive Personnel/Compensation Committee is comprised of Messrs. Sass, Rose, Logarakis, and Helminiak, none of whom are employees of Merchants or its subsidiaries. The Executive Personnel/Compensation Committee held one meeting during 1996.

      Compensation for other officers and employees of Merchants and its subsidiaries is determined by the management and directors of Merchants and the respective subsidiary and reviewed by the PERSONNEL/COMPENSATION COMMITTEE OF MERCHANTS. The Personnel/Compensation Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Murry, Logarakis, Sass, Rose, Helminiak, Kaminski, Duginski, Bomberg, John Krawczyk and Ms. Cameron. The Personnel/Compensation Committee held three meetings during 1996.

      THE STOCK OPTION COMMITTEE is responsible for administering Merchants' 1996 Incentive Stock Option Plan. None of the members of the Stock Option Committee is eligible to participate in the Stock Option Plan. The Stock Option Committee consists of Messrs. Sass, Rose, Logarakis, and Helminiak. The Stock Option Committee did not meet in 1996.

      THE MARKETING/SERVICES COMMITTEE assists management in analyzing market trends for the products of the subsidiary banks and in devising strategies for promoting, advertising and selling the services of the subsidiary banks. The Marketing Committee consists of directors of Merchants and the subsidiary banks. The present members are Messrs. Murry, Kiefer, Dunham, Klose, Cherek, Sass, Kaminski, and Bomberg. The Marketing Committee met four times during 1996.

      THE ASSET/LIABILITY MANAGEMENT COMMITTEE monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The Asset/Liability Management Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Murry, Winters, Janiszewski, Dana, Bomberg, LaMacchia, Kaminski, Blonski, John Krawczyk and Ms. Cameron. The Asset/Liability Management Committee met four times during 1996.

      THE AUDIT/OPERATIONS COMMITTEE reviews budget and auditing matters, internal control procedures and audit and regulatory reports. The Audit/Operations Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Kozina, Gapinski, Bartels, Schwellinger, Gary Krawczyk, Cherek, Aguilar, Kaczynski, and Sister Mary Jendras. The Audit/Operations Committee met three times during 1996.

      THE COMPLIANCE COMMITTEE was formed in 1992. Its functions are to oversee the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The Compliance Committee consists of directors of Merchants and its subsidiary banks. Its members are Sister Mary Jendras and Messrs. Kozina, Bartels, John Krawczyk, Prazynski, Donaj, Murry, and Bomberg. The Compliance Committee met four times during 1996.

      The Board of Directors does not have a standing Nominating
      Committee.

                             DIRECTOR COMPENSATION

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid a fee of $50 for each Board of Directors meeting and $200 for each committee meeting. Following two absences from directors or committee meetings in any one year, the fees are only paid for actual attendance at such meetings.

                              CERTAIN TRANSACTIONS

Various officers and directors of Merchants and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants' subsidiary banks in the ordinary course of each such bank's business during 1996. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants' subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

Keith C. Winters and Associates, LTD, a business interest of director Winters, lease office space from Merchants. The lease terms are substantially the same as those offered to other tenants.

Michael Duginski, director of Lincoln State Bank, and Gary Krawczyk, a director of Franklin State Bank, are members of a law firm that performs legal services for Merchants and its subsidiaries.

Dana Investment Advisors, Inc., a registered investment advisor under the Investment Advisor's Act of 1940, acts as an investment advisor to subsidiaries of Merchants. Michael Dana, President of Dana Investment Advisors, Inc., is a director of Lincoln State Bank. The advisory services are rendered on substantially the same terms and conditions as those prevailing for similar services in the relevant market.

                            EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 1996, 1995 and 1994 of the person who was, on December 31, 1996, the Chief Executive Officer of Merchants and of persons whose annual compensation exceeded $100,000 in 1996.

                          SUMMARY COMPENSATION TABLE


-------------------------------------------------------------------------------------------------------
                                                                Long-Term
                          Annual Compensation                  Compensation
                                                                  Awards
-------------------------------------------------------------------------------------------------------
                                                                          Securities
      Name  and                                    Other Annual           Underlying       All Other
  Principal Position    Year     Salary     Bonus    Compensation       Options/SARs(#)   Compensation
-------------------------------------------------------------------------------------------------------
Michael Murry           1996*   $204,907   $85,000       ---                ---            $ 13,527 (2)
Chairman of the         1995    $125,000   $76,204       ---                ---            $ 10,634 (3)
Board of Directors      1994    $125,008   $43,659       ---                ---            $  8,864 (4)
and Chief Executive
Officer of
Merchants(1)
-------------------------------------------------------------------------------------------------------
Robert Blonski          1996    $117,432   $14,335       ---                ---            $  5,271 (5)
President and Chief     1995    $117,186   $13,287       ---                ---            $  4,723 (6)
Executive Officer of    1994    $114,943   $12,941       ---                ---            $  4,949 (7)
M&M Services
-------------------------------------------------------------------------------------------------------
Conrad Kaminski         1996    $106,884   $ 14,335      ---                ---            $  4,732 (8)
President and Chief     1995    $101,157   $ 10,371      ---                ---            $  4,327 (9)
Executive Officer of    1994    $ 80,947   $  8,116                                        $  3,411(10)
Lincoln State Bank
and Lincoln
Community Bank
-------------------------------------------------------------------------------------------------------
James Bomberg           1996    $ 97,149   $14,335       ---                ---            $  4,329(11)
President of            1995    $ 91,603   $11,028       ---                ---            $  3,997(12)
Merchants               1994    $ 85,169   $ 8,662                                         $  3,648(13)
-------------------------------------------------------------------------------------------------------

      * In 1996, the Executive Personnel/Compensation Committee determined that the chief executive officer's base salary was low in relation to industry norms, but that his bonus payment was high in relation to his base salary. Accordingly, and in attempt to more closely reflect industry standards, the Committee increased Mr. Murry's 1996 base salary and decreased his bonus. Because bonuses are paid on a delayed basis, i.e. bonuses awarded for 1996 are paid in the 1997 fiscal year, such reduction in Mr. Murry's 1996 bonus is not reflected in the above Compensation Table.

      (1) Mr. Murry also serves in various capacities as an officer of Merchants Subsidiaries.

      (2) Contributions to the Corporation's Defined Contribution 401(k) Plan of $11,080 and life insurance policy premium of $2,447.

      (3) Contributions to the Corporation's Defined Contribution 401(k) Plan of $8,241 and life insurance policy premium of $2,393.

      (4) Contributions to the Corporation's Defined Contribution 401(k) Plan of $6,747 and life insurance policy premium of $2,117.

      (5) Contributions to the Corporation's Defined Contribution 401(k) Plan of $5,271.

      (6) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,723.

      (7) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,949.

      (8) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,732.

      (9) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,327.

      (10) Contributions to the Corporation's Defined Contribution 401(k) Plan of $3,411.

      (11) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,329.

      (12) Contributions to the Corporation's Defined Contribution 401(k) Plan of $3,997.

      (13) Contributions to the Corporation's Defined Contribution 401(k) Plan of $3,648.

                             EMPLOYMENT AGREEMENTS

In February of 1996, Merchants entered into employment agreements with Messrs. Murry, John Krawczyk and James Mroczkowski. At the same time, M&M Services, Inc., a wholly-owned subsidiary of Merchants, entered into employment agreements with Messrs. Bomberg, Donaj and Stengel, and Lincoln State Bank and Lincoln Communtiy Bank entered into an employment agreement with Mr. Kaminski and Mr. Blonski, respectively (the "Employment Agreements"). Messrs. Murry, Krawczyk and Mroczkowski serve as chief executive officer, executive vice president and chief operating officer and vice president and chief financial officer, respectively, of Merchants. Mr. Kaminski is president and chief executive officer of Lincoln State Bank, Mr. Blonski is president and chief executive officer of Lincoln Community Bank. Messrs. Bomberg, Donaj and Stengel serve as president and chief executive officer, senior vice president and comptroller, respectively, of M&M Services, Inc.

The listed job descriptions were held by the respective individuals at the inception of the employment agreements.

With the exception of the Employment Agreements with Messrs. Murry and Mroczkowski, all of the Employment Agreements replace previous employment agreements with the respective officers.

Except for the Employment Agreement with Mr. Murry, all of the Employment Agreements have terms of three years. Mr. Murry's Employment Agreement has a term of five years. Each Employment Agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the Agreement will not be extended, in which case the Agreement expires at the end of its then-remaining term.

Duties to be performed under the Agreements are set forth in the respective By-Laws and are determined by the respective Board of Directors.

Compensation for services rendered under the Employment Agreements consists of the Base Salary, as defined in the Agreements, and participation in bonus and other benefit plans.

If the Agreements are terminated by the employer prior to their expiration for reasons other than the employee's death, retirement, disability, or other than for cause as defined in the Agreements, or if the employee terminates the Agreement for cause as defined in the Agreement or after a change in control, as defined in the Agreements, then the employee will receive severance payments equal to the sum of the Base Salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term.

If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination.

If termination occurs due to disability, as defined in the Employment Agreements, the employee will be entitled to payment of his Base Salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

The Employment Agreements provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the Employment Agreements, of the Corporation or its affiliates.

                      THE 1996 INCENTIVE STOCK OPTION PLAN

On April 25, 1996, the Board of Directors of Merchants adopted the Merchants and Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 28, 1996.

The Plan replaced the 1986 Incentive Stock Option Plan, which terminated in April 1996. The purpose of the Plan is to advance the interests of Merchants and its subsidiaries by encouraging and providing for the acquisition of an equity interest in Merchants by key employees and by enabling Merchants and its subsidiaries to attract and retain the services of employees upon whose skills and efforts the success of Merchants depends.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan a copy of which may be obtained from Merchants upon request to John Krawczyk, Secretary, 14100 West National Avenue, P.O. Box 511160, New Berlin, WI 53151.

The Plan is administered by the Stock Option Committee of the Board or by any other committee appointed by the Board consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for the administration of the Plan.

Participants in the Plan consist of the individuals selected by the Committee. Those selected individuals may include any executive officer or employee of Merchants or its subsidiaries who, in the opinion of the Committee, contribute to Merchants' growth and development.

Subject to adjustment for dividends or other distributions, recapitalizations, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 13,500. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

Options may be granted by the Committee to key employees as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. It is intended that all options granted under the Plan will qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will be not less than 110% of the fair market value on such date. The exercise price must be paid in cash at the time of exercise of the options.

Options granted under the Plan must be exercised within ten (10) years from the date of grant, provided that options granted to a person then owning more than 10% of the outstanding stock of Merchants must be exercised before the fifth anniversary of the date of grant. Options not exercised within the stated time period will expire.

The Committee may impose such transfer restrictions on the shares of Common Stock acquired pursuant to the exercise of options under the Plan as may be required, among others, by applicable federal or state securities laws. Merchants has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to Merchants before they may be sold to a third party. Merchants may then purchase the offered shares on the same terms and conditions (including price) as apply to the potential third-party purchaser.

The Board of Directors of Merchants may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without prior approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Merchants will not be entitled to a tax deduction when an Incentive Stock Option is excercised. The tax consequences to an optionee upon disposition of share acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option which qualifies as such under the Internal Revenue Code. Generally, there will be no tax consequences to Merchants in connection with the disposition of shares acquired under an option.

The following table presents information about stock options granted in 1996 to the officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 1996

-------------------------------------------------------------------------------
                      Options      % of Total Options     Exercise   Expiration
      Name            Granted    Granted in Fiscal Year     Price       Date
-------------------------------------------------------------------------------
Michael Murry           -0-               -0-               n/a         n/a
-------------------------------------------------------------------------------
Robert Blonski          -0-               -0-               n/a         n/a
-------------------------------------------------------------------------------
Conrad Kaminski         -0-               -0-               n/a         n/a
-------------------------------------------------------------------------------
James Bomberg           -0-               -0-               n/a         n/a
-------------------------------------------------------------------------------

The following table summarizes for each of the officers named in the Summary Compensation Table the number of shares of Merchants stock acquired upon exercise of options during the fiscal year ended December 31, 1996; the aggregate dollar value realized upon exercise of options; the total number of unexercised options held at the end of the fiscal year ended December 31, 1996; and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 1996. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 1996, which was $30.00 per share. These values, unlike any amount which may be set forth in the column headed "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants' stock on the date of exercise. As of December 31, 1996, all unexercised options were exercisable.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                      AND FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------
                                                         Number of              Value of Unexercised
                  Shares Acquired        Value      Unexercised Options         In-the-Money Options
                    on Exercise        Realized     on December 31, 1996        on December 31, 1996
Name                   (#)                 $                 (#)                         ($)
--------------------------------------------------------------------------------------------------------
Michael Murry           ---             ---                1,500                        $14,040
--------------------------------------------------------------------------------------------------------
Robert Blonski          ---             ---                3,000                        $30,000
--------------------------------------------------------------------------------------------------------
Conrad Kaminski         ---             ---                3,000                        $33,000
--------------------------------------------------------------------------------------------------------
James Bomberg           ---             ---                3,000                        $37,370
--------------------------------------------------------------------------------------------------------


BENEFIT PLANS

Merchants maintains a 401k Profit Sharing Plan for the benefit of all employees who have attained the age of 20-1/2 years and have completed six months of service as of the 401k Profit Sharing Plan anniversary date, June 1st. A participating employee may elect to defer a portion of his or her compensation (between 1% and 12% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401k Profit Sharing Plan. Deferrals of up to 6% of compensation which are contributed to a trust set up pursuant to the 401k Profit Sharing Plan may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401k Profit Sharing Plan (I) matching contributions up to 1% of base compensation; (ii) discretionary contributions which are based on consolidated earnings of Merchants. Employees of Merchants are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $163,633 in 1996, contributions for Messrs. Murry, Blonski, Kaminski and Bomberg (the persons listed in the Compensation Table) were $11,080, $5,271, $4,732 and $4,329 respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants' securities.

Merchants has established a Salary Continuation Plan to provide retirement income for President James Bomberg, Chief Financial Officer James Mroczkowski and Vice President Cynthia Loew. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. The Merchants Continuation Agreement provides for annual retirement benefits of $60,700 for Mr. Bomberg, $35,800 for Mr. Mroczkowski and $30,700 for Ms. Loew, commencing at age 65 and continuing for a period of 15 years. The Salary Continuation Plan is unfunded (no specific assets are set aside by Merchants in connection with the Plan). If the covered executive leaves the bank's employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive's employment status with such subsidiary. The Salary Continuation Plan is informally linked with a single premium universal life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy.
The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Franklin State Bank has adopted a Deferred Compensation Plan. Directors of Franklin State Bank may elect to defer the directors' fees paid to them until retirement with no income tax payable by the director until retirement benefits are received. The deferral agreement provides for full vesting since the covered director is setting aside his current compensation. Payments begin in the first year following retirement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Ernst & Young LLP as Merchants' independent auditors for the fiscal year ending December 31, 1997. Representatives of Ernst & Young will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                                 OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., 14100 WEST NATIONAL AVENUE, P.O.BOX 511160, NEW BERLIN, WISCONSIN, 53151.

                                        By Order of the Board of Directors,





                                        Michael J. Murry
                                        Chairman of the Board and
                                        Chief Executive Officer

May 31, 1997

                      MERCHANTS AND MANUFACTURERS BANCORP

                               1996 ANNUAL REPORT



TABLE OF CONTENTS                                             PAGE

Selected Consolidated Financial Data                             2
Selected Quarterly Financial Data                                3
Management's Discussion and Analysis of Financial Conditions
  and Results of Operations                                      3
Business of The Corporation                                     12
Report of Management                                            16
Report of Independent Auditors                                  17
Consolidated Statements of Financial Condition                  18
Consolidated Statements of Income                               19
Consolidated Statements of Stockholders' Equity                 20
Consolidated Statements of Cash Flows                           21
Notes to Consolidated Financial Statements                      23
Directors and Officers                                          42
Investor Information                                            46

                           SELECTED FINANCIAL DATA

     The following table summarizes certain historical financial data regarding the Corporation. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Corporation presented elsewhere herein (dollars in thousands, except per share data):


                                                                              At or For the Year
                                                                              Ended December 31,
                                                            --------------------------------------------------------
                                                              1996        1995        1994        1993      1992(2)
                                                            ---------  ----------  ----------  ----------  ---------
SELECTED BALANCE SHEET DATA
Total assets                                                 $267,723    $264,247    $248,181    $239,944   $238,324
Loans receivable, net                                         189,791     163,650     149,925     137,715    125,076
Investment securities held to maturity                              0           0       4,326       4,451     11,060
Investment securities available for sale(5)                    15,499      15,833       9,464      12,097      1,548
Mortgage-related securities available for sale(5)              27,154      44,251      54,634      52,185          0
Mortgage-related securities held to maturity                        0           0           0           0     73,644
Deposits                                                      232,933     233,083     223,446     214,631    216,485
Short-term borrowings                                           6,850       3,000           0           0      2,161
Stockholders' equity, substantially restricted                 26,380      26,543      23,573      24,741     17,767
Realized stockholders' equity, substantially restricted(6)     26,583      26,724      25,512      24,612     17,767

SELECTED INCOME STATEMENT DATA
Total interest income (taxable-equivalent)(1)                 $19,401     $18,479     $16,212     $15,543    $17,340
Total interest expense                                          8,362       7,921       6,155       6,476      9,140
                                                              ------------------------------------------------------
    Net interest income                                        11,039      10,558      10,057       9,067      8,200
Provision for loan losses                                         460         132          43         211        311
                                                              ------------------------------------------------------
    Net interest income after provision for
     loan losses                                               10,579      10,426      10,014       8,856      7,889
Net gain (loss) on security sales                                  70          61       (244)         (8)        114
Other noninterest income                                        1,485       1,267       1,185       1,391      1,432
                                                              ------------------------------------------------------
     Total noninterest income                                   1,555       1,328         941       1,383      1,546
Noninterest expense                                            10,021       9,040       8,484       8,268      7,676
                                                              ------------------------------------------------------
     Income before income taxes                                 2,113       2,714       2,471       1,971      1,759
Income taxes                                                      730         917         874         651        495
Less taxable equivalent adjustment                                 73          96          73         101        138
                                                              ------------------------------------------------------
      Net income                                               $1,310      $1,701      $1,524      $1,219     $1,126
                                                              ======================================================
PER SHARE DATA
Net income(3)                                                   $1.50       $1.91       $1.71       $1.37      $1.27
Cash dividend declared                                          $0.79       $0.64       $0.51       $0.50      $0.40
Book value(3),(5)                                              $30.50      $29.80      $26.48      $27.82     $27.59
Average shares outstanding(3)                                 875,082     889,677     890,655     889,363    883,686
OTHER DATA
Net interest margin                                             3.87%       3.86%       3.93%       3.81%      3.40%
Allowance for loan losses to non-accrual loans                206.87%     232.92%     189.64%     157.49%     77.60%
Nonperforming assets to total assets                            0.35%       0.25%       0.35%       0.41%      0.69%
Stockholders' equity to total assets(3),(5)                     9.85%      10.04%       9.50%      10.31%     10.23%
Average stockholders' equity to average assets(5)               9.94%      10.01%       9.87%      10.91%     10.02%
Return on assets (ratio of net income to
  average total assets)                                         0.50%       0.67%       0.62%       0.51%      0.48%
Return on stockholders' equity (ratio of net
  income to average equity)                                     5.00%       6.71%       6.27%       4.87%      4.75%
Dividend payout ratio                                          52.75%      33.45%      29.79%      33.22%        (4)
Facilities:
  Number of full-service offices                                    8           8           6           6          6
  Number of limited services offices                                6           6           4           5          4

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.
(2) Restated to reflect the April 2, 1993 merger conversion of Lincoln Savings Bank which was accounted for as a pooling-of-interests. Operating results for the year indicated includes the year ended December 31 for Lincoln State Bank and Franklin State Bank and for the year ended September 30 for Lincoln Savings Bank.
(3) Computed assuming that the 330,625 shares of common stock issued in connection with the April 2, 1993 merger conversion of Lincoln Savings Bank were issued and outstanding for all periods presented. No adjustment for the additional income that could have been earned had the net proceeds from the issuance been available for prior periods had been made.
(4) Dividend payout information irrelevant prior to merger conversion with Lincoln Savings Bank.
(5) The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" as of December 31, 1993. As a result, investment securities available-for-sale are carried at fair value and stockholders' equity is adjusted for the unrealized holding (loss) gain, net of applicable income taxes. See Note 1 to the Audited Financial Statements.
(6)  Excludes SFAS 115 mark-to-market equity adjustment.

                       SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited income and expense data on a quarterly basis for the periods indicated
(dollars in thousands, except per share data):


<Caption
                                                 1996                             1995
                                ---------------------------------------------------------------
                                 3/31    6/30    9/30    12/31    3/31    6/30    9/30   12/31
                                ---------------------------------------------------------------
Interest income
  (taxable-equivalent) (1)      $4,696  $4,750   $4,950  $5,005  $4,355  $4,536  $4,735  $4,853
Interest expense                 2,024   2,044    2,138   2,156   1,727   1,938   2,136   2,120
                                ---------------------------------------------------------------
   Net interest income           2,672   2,706    2,812   2,849   2,628   2,598   2,599   2,733
Provision for loan losses           36      36      388       0      60      60       6       6
Noninterest income                 368     366      405     416     301     334     321     372
Noninterest expense              2,592   2,183    2,989   2,257   2,288   2,270   2,202   2,280
                                ---------------------------------------------------------------
   Income (loss) before taxes      412     853    (160)   1,008     581     602     712     819
Income taxes (benefit)             133     290     (62)     369     201     195     240     281
Less taxable equivalent
   adjustment                       22      22       21       8      25      24      23      24
                                ===============================================================
   Net income (loss)              $257    $541   ($119)    $631    $355    $383    $449    $514
                                ===============================================================
Net income (loss) per share      $0.29   $0.62  ($0.14)   $0.73   $0.40   $0.43   $0.50   $0.58
                                ===============================================================
Dividends per share              $0.17   $0.17    $0.20   $0.25   $0.15   $0.15   $0.17   $0.17
                                ===============================================================

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
GENERAL

     The following discussion is intended as a review of significant factors affecting the Corporation's financial condition and results of operations as of and for the period ended December 31, 1996, as well as providing comparisons with previous years. This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes and the selected financial data presented elsewhere in this report. It should be noted that the financial statements are restated to reflect the April 2, 1993 merger conversion of Lincoln Savings Bank S.A. which was accounted for as a pooling-of-interests. Operating results presented for years prior to 1993 include the year ended December 31 for Lincoln State Bank and Franklin State Bank and for the year ended September 30 for Lincoln Savings Bank.

NET INTEREST INCOME

     Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated the Corporation's interest rate sensitive assets and liabilities. Net interest income is the most significant component of earnings. Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

     Net interest income on a FTE basis increased to $11.0 million in 1996, compared with $10.6 million in 1995 and $10.1 million in 1994. This increase of $501,000 in net interest income in 1996 was due primarily to an increase in the volume of earning assets in 1996 (a $1.2 million increase). This gain was partially offset by an increase in the volume of interest bearing liabilities (a $589,000 increase).

     The total increase in average earning assets was primarily due to an increase in average loans of $22.1 million. All of the loan growth was internally generated. Interest bearing deposits increased $7.7 million in 1996. The Corporation's entrance into new markets, introduction of new products and its pricing of time deposits were contributing factors to the growth in deposits.

     The following table sets forth, for the periods indicated, information regarding the average balances of assets and liabilities and the total dollar amount of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities, and net interest margin. Average balances have been calculated using average daily balances during such periods (dollars in thousands):




                                                                    At or for the Year Ended December 31,
                                   -----------------------------    ----------------------------------------
                                               1996                                1995
                                   -----------------------------    ----------------------------------------
                                    AVERAGE             AVERAGE     Average                       Average
                                    BALANCE   INTEREST   RATE       Balance       Interest         Rate
                                    --------  --------  -------  -------------  -------------  -------------
ASSETS
Loans(1),(2)                        $176,790   $15,230    8.61%       $154,696        $13,502          8.73%
Loans exempt from federal
  income taxes(3)                        753        88   11.69%            825             97         11.76%
Taxable investment securities(4)      17,260     1,028    5.96%         13,796            800          5.80%
Mortgage-related securities(4)        38,475     2,407    6.26%         49,031          3,043          6.21%
Investment securities exempt
  from federal income taxes(3),(4)     2,003       126    6.29%          2,643            186          7.04%
Other securities                      10,139       522    5.15%         14,812            851          5.75%
                                    ------------------               ------------------------
Interest earning assets              245,420    19,401    7.91%        235,803         18,479          7.84%
Non interest earning assets           18,238                            17,289
                                    --------                          --------
  Average Assets                    $263,658                          $253,092
                                    ========                          ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
NOW deposits                         $23,011       479    2.08%        $22,451            483          2.15%
Money Market deposits                  6,291       158    2.51%          7,514            187          2.49%
Savings deposits                      64,345     1,400    2.18%         68,860          1,694          2.46%
Time deposits                        109,862     6,109    5.56%         96,987          5,345          5.51%
Other borrowings                       3,564       216    6.06%          3,432            212          6.18%
                                     -----------------                 ----------------------
Interest bearing liabilities         207,073     8,362    4.04%        199,244          7,921          3.98%
Demand deposits and other non                ---------                              ---------
  interest bearing liabilities        30,369                            28,505
Stockholders' equity                  26,216                            25,343
Average Liabilities and              -------                           -------
  Stockholders' Equity              $263,658                          $253,092
                                     =======                           =======
Net interest income/spread                     $11,039    3.87%                       $10,558          3.86%
Net interest earning assets          $38,347   ================       $ 36,559        ======================
Net yield on interest earning        =======                           =======
  assets                                                  4.50%                                        4.48%
Ratio of average interest-earning                        ======                                        =====
  assets to average interest-
  bearing liabilities                   1.19                              1.18
                                     =======                           =======


                                                             1994
                                                 Average             Average
                                                 Balance   Interest   Rate
                                                 --------  --------  -------
ASSETS
Loans(1),(2)                                     $141,347   $11,337    8.02%
Loans exempt from federal                             905        74    8.18%
  income taxes(3)                                  10,827       648    5.99%
Taxable investment securities(4)                   56,249     3,205    5.70%
Mortgage-related securities(4)
Investment securities exempt                        1,678       141    8.40%
  from federal income taxes(3),(4)                 17,541       807    4.60%
                                                 ------------------
Other securities                                  228,547    16,212    7.09%
Interest earning assets                            17,852
                                                 --------
Non interest earning assets                      $246,399
  Average Assets                                 ========

LIABILITIES AND STOCKHOLDERS'
EQUITY
NOW deposits                                      $24,938       518    2.08%
Money Market deposits                              11,241       278    2.47%
Savings deposits                                   74,659     1,847    2.47%
Time deposits                                      83,315     3,495    4.19%
Other borrowings                                      329        17    5.17%
                                                  -----------------
Interest bearing liabilities                      194,482     6,155    3.16%
Demand deposits and other non                                ------
  interest bearing liabilities                     27,595
Stockholders' equity                               24,322
                                                 --------
  Average Liabilities and
   Stockholders' Equity                          $246,399
                                                 ========
Net interest income/spread                                  $10,057    3.93%
Net interest earning assets                       $34,065   ================
Net yield on interest earning                     =======
  assets                                                               4.40%
Ratio of average interest-earning                                      =====
  assets to average interest-
  bearing liabilities                                1.18
                                                  =======




(1) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
(2) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(3) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(4)  Includes securities available for sale.

     The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on net interest income of the Corporation. Information is provided with respect to
(i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume),
(iii) changes in a combination of rate and volume (changes in rate multiplied by changes in volume), and (iv) net change (in thousands):

                                                              For the Year Ended December 31,
                                                                       1996 VS. 1995
                                                   ------------------------------------------------------
                                                            INCREASE/(DECREASE)
                                                                   DUE TO
                                                   -----------------------------------------    TOTAL
                                                                                   VOLUME      INCREASE
                                                   VOLUME            RATE          & RATE     (DECREASE)
                                                   ------        ------------   ------------  -----------
Interest-Earning Assets:
  Loans receivable(1)                              $1,928        ($175)         ($25)         $1,728
  Loans exempt from federal
    income taxes(2)                                    (8)          (1)            0              (9)
  Taxable investment securities(3)                    201           22             5             228
  Mortgage-related securities(3)                      (45)         (20)            5             (60)
  Investment securities exempt
    from federal income taxes(2),(3)                 (655)          24            (5)           (636)
  Other securities                                   (268)         (88)           27            (329)
                                                   -------------------------------------------------
    Total interest-earning assets                  $1,153        ($238)           $7             922
                                                   =================================================

Interest-Bearing Liabilities:
  NOW deposits                                     $   12         ($16)           $0             ($4)
  Money market deposits                               (30)           1             0             (29)
  Savings deposits                                   (111)        (196)           13            (294)
  Time deposits                                       710           48             6             764
  Other borrowings                                      8           (4)            0               4
                                                   -------------------------------------------------
    Total interest-bearing liabilities              $ 589        ($167)          $19            $441
                                                   =================================================
Net change in net interest income                                                               $481
                                                                                              ======

                                                              For the Year Ended December 31,
                                                                       1995 vs. 1994
                                                   ------------------------------------------------------
                                                            Increase/(Decrease)
                                                                   Due to
                                                   -----------------------------------------    Total
                                                                                   Volume      Increase
                                                   Volume            Rate          & Rate     (Decrease)
                                                   ------        ------------   ------------  -----------
Interest-Earning Assets:
  Loans receivable(1)                               $1,071        $1,000          $94         $2,165
  Loans exempt from federal
    income taxes(2)                                     (7)           32           (2)            23
  Taxable investment securities(3)                     178           (20)          (6)           152
  Mortgage-related securities(3)                        81           (23)         (13)            45
  Investment securities exempt
    from federal income taxes(2),(3)                  (411)          286          (37)          (162)
  Other securities                                    (126)          201          (31)            44
                                                   -------------------------------------------------
    Total interest-earning assets                     $786        $1,476           $5          2,267
                                                   =================================================

Interest-Bearing Liabilities:
  NOW deposits                                        ($52)          $19          ($2)          ($35)
  Money market deposits                                (92)            2           (1)           (91)
  Savings deposits                                    (143)          (10)           0           (153)
  Time deposits                                        574         1,096          180          1,850
  Other borrowings                                     160             3           32            195
                                                   -------------------------------------------------
    Total interest-bearing liabilities                $447        $1,110         $209         $1,766
                                                   =================================================
Net change in net interest income                                                               $501
                                                                                              ======

(1) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.
(2) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(3)  Includes securities available for sale.

PROVISION FOR LOAN LOSSES

     During 1996, the Corporation made a provision of $460,000 to the allowance for loan losses, as compared to a provision of $132,000 in 1995 and $43,000 in 1994. This increase did not reflect deteriorating quality in the loan portfolio but primarily reflected an increase in loan volume and an assessment regarding general economic conditions. Loan charge-offs for 1996 increased by $20,000, over 1995 to $83,000. This compares to charge-offs of $12,000 in 1994. Although management considers the allowance for loan losses to be adequate to provide for potential losses in the loan portfolio, there can be no assurance that losses will not exceed estimated amounts or that the subsidiary banks will not be required to make further and possibly larger additions to their allowance in the future.

NON-INTEREST INCOME

     Non-interest income increased $227,000 in 1996 and $387,000 in 1995. The composition of non-interest income is shown in the following table (in thousands).


                                                                    For the Year Ended December 31,
                                                                    1996         1995         1994
                                                              ------------------------------------------
              Service charges on deposit accounts                 $  725       $  726       $  706
              Service charges on loans                               172           75           42
              Net gain (loss) on securities sales                     70           61        (244)
              Other                                                  588          466          437
                                                              ------------------------------------------
                 Total noninterest income                         $1,555       $1,328       $  941
                                                              ==========================================

     Service charge income on deposit accounts decreased $1,000 in 1996 and increased $20,000 in 1995. The increase in the number of no-charge accounts caused the decline in 1996 income, while the 1995 increase can be attributed to the increase in service charges.

     The Corporation recorded a net gain of $70,000 on the sale of $15.8 million of securities in 1996 and $61,000 on the sale of $ 13.7 million of securities in 1995 and a loss of $244,000 on the sale of $12.6 million of securities in 1994. The sales in 1994 were made to reduce the future volatility of the investment portfolio as interest rates began to increase. The proceeds from the sale of the investments were used to purchase short term variable rate securities and to meet existing loan demand.

     Service charges on loans increased $97,000 from $75,000 in 1995 to $172,000 in 1996. The 1996 increase can be attributed directly to the volume of new loans generated.

     Other non-interest income increased $122,000 in 1996 and increased $29,000 in 1995. Other non-interest income consists of rents of safe deposit boxes, lock box fees, TYME machine income, lease income and miscellaneous fees.

NON-INTEREST EXPENSE

     Non-interest expense increased $981,000 (10.8%) for the year ended December 31, 1996, and $556,000 (6.6%) for the year ended December 31, 1995. The major components of non-interest expense are shown in the following table (in thousands).


                                                                    For the Year Ended December 31,
                                                                    1996         1995         1994
                                                             ------------------------------------------
              Salaries and employee benefits                     $ 5,223       $4,706       $4,396
              Bank premises and equipment                          1,340        1,208        1,160
              Data processing fees                                   561          540          578
              Federal deposit insurance premiums                     159          362          490
              SAIF Assessment                                        604            0            0
              Other                                                2,134        2,224        1,860
                                                             ------------------------------------------
                 Total noninterest expense                       $10,021       $9,040       $8,484
                                                             ==========================================

     Salaries and employee benefits increased $517,000 in 1996, reflecting additional staff hires, higher benefit costs, changes in personnel and normal pay raises. The 1996 increase in the cost of employee benefits, particularly medical insurance amounted to $101,000. The 11.0% increase in salaries and employee benefits in 1996 compares with the 7.0% increase in 1995.

     Premises and equipment expense increased $132,000 in 1996. The increase was due to the entire year operations of the two new branches of Lincoln State Bank. The branches in Pewaukee and Brookfield were opened in October 1995. The $48,000 increase in 1995 was the result of start-up expenses associated with the branches.

     Data processing fees increased $21,000 in 1996 and decreased $38,000 in 1995. The 1996 increase was due to increased volume and new services being provided by the service bureau. The 1995 decrease was a result of a fixed fee contract signed between the Corporation and the outside service provider.

     During the third quarter of 1996 Lincoln Savings Bank incurred a $604,000 charge from the FDIC which represented its share of the recapitalization of the Savings Association Insurance Fund (SAIF). This charge was set at 0.657% of Lincoln Savings Bank's deposit liabilities as of March 31, 1995. Although this charge adversely impacted results of operations, it is expected to provide long-term benefits to the Corporation in the form of lower federal insurance premiums.

     Federal deposit insurance fees represent premiums paid for FDIC insurance on the banks' deposits. The FDIC assesses the banks based on the level of deposits. In 1995 the Bank Insurance Fund (BIF) reached its prescribed capitalization level mandated by Congress as part of FDIC Institutions Improvement Act of 1991. As a result the bank's premium was reduced by $203,000 in 1996 and $128,000 in 1995.

     Other expenses decreased $90,000 in 1996. The decrease was primarily due to a reduction in service charges being paid to the Corporation's corespondent bank and a decrease in the Corporation's annual fee to the Lincoln Neighborhood Redevelopment Corporation. In 1995 other expenses increased $364,000 because of higher professional fees and other uncontrollable volume related costs such as office supplies, postage and insurance.

INCOME TAXES

     The Corporation's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans and interest income on securities in the M&M Lincoln Investment Corporation portfolio and Lincoln Investment Management Corporation for which state taxes are not imposed. The Corporation recorded provisions for income taxes totaling $730,000 in 1996, $917,000 in 1995 and $874,000 in 1994. The 1996 decrease was due to a reduction in taxable income and the 1995 increase was due to additional taxable income and the reduction of tax exempt investments and loans.

NET INCOME

     For the years ended December 31, 1996, 1995 and 1994, the Corporation posted net income of $1.310 million, $1.701 million and $1.524 million, respectively.

LOANS RECEIVABLE

     Net loans receivable increased $26.1 million, or 16.0%, from $163.7 million at December 31, 1995, to $189.8 million at December 31, 1996. Currently, loans receivable consist mainly of mortgages secured by residential properties located in the Corporation's primary market area and commercial loans secured by business assets, real estate, and guarantees. The following table shows the composition of the Corporation's loan portfolio on the dates indicated (in thousands):


                                                                              At December 31,
                                                      1996          1995           1994           1993           1992
First Mortgage:                              --------------------------------------------------------------------------
 Conventional single-family residential         $  58,358      $  57,629      $  55,478      $  53,006      $  55,165
 Commercial and multifamily residential            61,707         44,594         42,046         32,197         25,208
 Construction and land                             12,872         12,619          8,254          6,514          7,945
                                             --------------------------------------------------------------------------
                                                  132,937        114,842        105,778         91,717         88,318
Commercial business loans                          45,635         36,605         35,118         39,926         30,797
Home equity loans                                   1,367          1,695          1,577          1,620          1,605
Consumer and installment loans                     10,984         10,810          7,377          5,222          4,094
Other                                                 883          1,326          1,644          1,406          2,034
                                             --------------------------------------------------------------------------
                                                   58,869         50,436         45,716         48,174         38,530
Less:
 Undisbursed portion of loan proceeds                   0              0              0            708            505
 Deferred loan fees                                    76             95            105            112            148
 Allowance for loan losses                          1,939          1,533          1,464          1,356          1,119
                                             --------------------------------------------------------------------------
                                                $ 189,791      $ 163,650      $ 149,925      $ 137,715      $ 125,076
                                             ==========================================================================

ALLOWANCE FOR LOAN LOSSES

     The Corporation maintains an allowance for loan losses to absorb potential losses in its loan portfolio. Management's determination of the adequacy of the allowance is based on review of specific loans, past loan loss experience, general economic conditions and other pertinent factors. If, as a result of charge-offs or increases in the risk factors of the loan portfolio, the allowance is below the level considered to be adequate to absorb future losses, the periodic provision to the allowance is increased. Loans deemed uncollectible are charged off and deducted from the allowance. The allowance for loan losses increased from $1.533 million at December 31, 1995, to $1.939 million on December 31, 1996. Because of the Corporation's relatively low loss experience, this increase was not required to absorb currently known losses but was effected because of growth in loan volume in general, and growth in commercial business loans specifically, and the Corporation's decision to maintain or increase its allowance for loan losses as a percentage of outstanding loans because of growing uncertainty regarding future economic conditions. The ratio of the allowance for loan losses to total loans was 1.01% for 1996 and 0.93% in 1995. Based on the present economic environment and its present analysis of the financial condition of the borrowers, the Corporation considers the present allowance to be appropriate and adequate to cover potential losses inherent in the loan portfolio, however, changes in future economic conditions and in the financial condition of borrowers cannot be predicted at this time. Deterioration in such conditions could result in increases in charge-offs or adversely classified loans and accordingly, in additional provisions for loan losses. Based on their review procedures, management of the Corporation's subsidiary banks estimated charge-offs for the twelve months ended December 31, 1997 to be as follows: commercial loans - $25,000, real estate mortgage loans - $60,000 and installment loans - $5,000.

     The balance of the allowance for loan losses and actual loss experience for the last five years is summarized in the following table (dollars in thousands):


                                                      At or for the Year Ended At December 31,
                                              1996          1995          1994         1993          1992
                                             ------------------------------------------------------------
Balance at beginning of year                 $1,533        $1,464        $1,356       $1,119        $917
Charge-offs:
  Conventional single-family mortgage
    residential                                  70            20             0           46           9
  Commercial and multifamily
  residential                                     0             0             0            0          30
  Construction and land                           0             0             0            0           0
  Commercial business loans                       5            27             6           46          83
  Home equity loans                               0             0             0            0           0
Consumer and installment loans                    8            16             6            1           0
                                             ------------------------------------------------------------
Total charge-offs                                83            63            12           93         122
Recoveries                                      (29)            0           (77)         (20)        (13)
                                             ------------------------------------------------------------
Net charge-offs (recoveries)                     54            63           (65)          73         109
Provisions charged to operations                460           132            43          211         311
Adjustments to conform pooled
companies' year-ends                              0             0             0           99           0
                                             ------------------------------------------------------------
Balance at end of year                       $1,939        $1,533        $1,464       $1,356      $1,119
                                             ===========================================================
Ratios:
  Net charge-offs (recoveries) to
    average loans outstanding                 0.03%         0.04%       (0.05)%        0.05%       0.09%
  Net charge-offs (recoveries) to total
    allowance                                 2.78%         4.11%       (4.44)%        5.38%       9.74%
  Allowance to year end gross loans
    outstanding                               1.01%         0.93%         0.97%        0.97%       0.88%

NON-PERFORMING AND DELINQUENT LOANS

     When in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on non-accrual status and interest previously accrued but unpaid is deducted from interest income. The Corporation does not recognize income on any loans past due 90 days or more.
In 1996, $23,000 of additional income on nonaccrual loans would have been reported if the loans had been current in accordance with their original terms and had been outstanding throughout the year since origination. The following table summarizes non-performing assets on the dates indicated (dollars in thousands):


                                                                      December 31,
                                              1996          1995          1994         1993          1992
                                             ------------------------------------------------------------
Nonaccrual loans:
  Nonaccrual loans                              $938          $658          $772         $861      $1,442
  Accruing loans past due 90 days or
    more                                           0             0             0            0           0
  Restructured loans                               0             0             0            0           0
                                             ------------------------------------------------------------
Total nonaccrual loans                           938           658           772          861       1,442
Real estate in judgment                            0             0            24           43         181
Other real estate owned                            0             0            73           75          31
                                             ------------------------------------------------------------
Total non-performing assets                     $938          $658          $869         $979      $1,654
                                             ============================================================
Ratios:
  Non-accrual loans to total loans             0.49%         0.40%         0.51%        0.62%       1.14%
  Allowance to non-accrual loans             206.72%       232.98%       189.64%      157.49%      77.60%
  Non-performing assets to total assets        0.35%         0.25%         0.35%        0.41%       0.69%

INVESTMENT SECURITIES

     Investment securities at December 31, 1996, are made up of U.S. Treasury and agency securities of $11.321 million, government agency mortgage-backed securities of $24.211 million, SBA certificates of $1.080 million, collateralized mortgage obligations of $2.943 million and mutual funds of $3.098 million. Total investment securities equaled $42.653 million. This compares to $60.084 million on December 31, 1995.

     Management determines the appropriate classification of debt securities (including mortgage-related securities) at the time of purchase. Beginning December 31, 1993, debt securities are classified as held-for-investment when the Corporation has the intent and ability to hold the security on a long term basis or until maturity. Held-for-investment securities are stated at amortized cost. See notes one and three to Consolidated Financial Statements for further details.

     Beginning December 31, 1993, debt securities not classified as held-for-investment are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale are adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security. Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     The reason for the decrease in investment securities is the increase in demand for funds for lending purposes. Funding for additional loans came primarily from government agency mortgage-backed securities which either matured or prepaid and were not sold. The following table sets forth the Corporations aggregate amortized cost of investment securities held-to-maturity and the estimated fair value of investment securities available-for-sale at the dates indicated (in thousands):


                                                   At December 31,
                                                1996      1995      1994
                                             -----------------------------
Mutual funds                                  $3,098    $3,086    $3,012
U.S. Treasury and other U.S.
 Government securities                        11,321     8,749     6,628
Small Business Administration
 certificates                                  1,080     1,257     1,404
State and political subdivision securities         0     2,741     2,746
Collateralized mortgage obligations            2,943     3,772     6,652
Government agency mortgage-backed
 securities                                   24,211    40,479    47,982
                                             ---------------------------
                                             $42,653   $60,084   $68,424
                                             ===========================

     The maturity distribution (based upon assumed maturities), and weighted average yield of the investment portfolio of the Corporation as of December 31, 1996 are summarized in the following table (dollars in thousands):

                                     WITHIN ONE YEAR    ONE TO FIVE YEARS  FIVE TO TEN YEARS   OVER TEN YEARS
                                     --------------------------------------------------------------------------
                                              WEIGHTED          WEIGHTED           WEIGHTED            WEIGHTED
                                              AVERAGE           AVERAGE            AVERAGE             AVERAGE
                                      AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT    YIELD    AMOUNT    YIELD
                                     --------------------------------------------------------------------------
MUTUAL FUNDS                           $3,098   6.08% $     --     -- %   $  --       -- %     $  --      --  %
U.S. TREASURY AND OTHER U.S.
 GOVERNMENT SECURITIES                  6,869   6.22     4,452     5.27      --       --          --      --
SMALL BUSINESS ADMINISTRATION
 CERTIFICATES                           1,080   7.91        --     --        --       --          --      --
COLLATERALIZED MORTGAGE OBLIGATIONS     1,790   5.35       306     6.40       847     6.09        --      --
GOVERNMENT AGENCY MORTGAGE-BACKED
 SECURITIES                                68   6.21     8,092     6.57    14,306     6.65      1,805     6.80
                                     --------------------------------------------------------------------------
                                      $12,905   6.21%  $12,790     6.27%  $15,153     6.62%    $1,805     6.80%
                                     ==========================================================================

     Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment.

TOTAL DEPOSITS

     The Corporation continues to stress its philosophy of core deposit accumulation and retention as the fundamental basis for sound growth and profitability. Core deposits consist of all deposits other than public funds and certificates of deposit in excess of $100,000.

     Total deposits decreased $150,000 to $232.933 million on December 31, 1996, from $233.083 million on December 31, 1995. This compares to a $9.637 million increase in 1995. The average increase in time deposits occurred via increases in retail certificates of deposits and retail jumbo certificates of deposits, while the increase in non-interest bearing demand deposits can be attributed to the additional commercial account relationships being established by the Banks. The following table sets forth the average amount of and the average rate paid by the Banks on deposits by deposit category (dollars in thousands):

                                                                          At December 31,
                                                  1996                          1995                          1994
                                        -----------------------------------------------------------------------------------
                                        AVERAGE        AVERAGE         Average       Average        Average         Average
                                         AMOUNT          RATE           Amount        Rate           Amount          Rate
Non-interest-bearing demand deposits    $ 29,362         0.00%        $ 27,707         0.00%        $26,476          0.00%
NOW and money market deposits             29,302         2.17           29,965         2.24          36,179          2.20
Savings deposits                          64,345         2.18           68,860         2.47          74,659          2.47
Time deposits                            109,862         5.51           96,987         5.51          83,315          4.19
                                        -----------------------------------------------------------------------------------
 Total                                  $232,871         3.46%        $222,519         3.46%       $220,628          2.78%
                                        ===================================================================================

     Maturities of time deposits and certificate accounts with balances of $100,000 or more, outstanding at December 31, 1996, are summarized as follows (in thousands):


3 MONTHS OR LESS                  $8,323
OVER 3 THROUGH 6 MONTHS            2,463
OVER 6 THROUGH 12 MONTHS            3,86
OVER 12 MONTHS                       741
                                 -------
TOTAL                            $15,313
                                 =======

CAPITAL RESOURCES AND ADEQUACY

     Stockholders' equity decreased from $26.543 million at December 31, 1995 to $26.380 million at December 31, 1996. The $1.310 million increase from net earnings retention was offset by the net repurchase of 25,832 shares of treasury stock and the payment of $691,000 in cash dividends to shareholders.

     Pursuant to regulations promulgated by the Federal Reserve Board, bank holding companies are required to maintain minimum levels of core capital as a percent of total assets and total capital as a percent of risk-based assets. The minimum core capital requirement ranges from 3% to 5% of total assets, depending upon the Federal Reserve Board's determination of the financial institution's strength. Similar capital guidelines are also established for the individual banking subsidiaries of the Corporation. Most financial institutions are required to meet a minimum core capital requirement of 4% or more of total assets. The regulations assign risk weightings to assets and off-balance sheet items and require minimum risk-based capital ratios. Bank holding companies generally are required to have total capital equal to not less than 8% of risk weighted assets. Core capital consists principally of shareholders' equity less intangibles, while qualifying total capital consists of core capital, certain debt instruments and a portion of the reserve for loan losses. As of December 31, 1996, the Corporation had a core-capital to total assets ratio of 9.85%, and Lincoln State Bank, Franklin State Bank and Lincoln Savings Bank had risk-based capital ratios of 10.88%, 10.11% and 17.00%, respectively. These ratios are well above the 1996 minimum requirements established by regulatory agencies.

     For a summary of the Banks' regulatory capital ratios at December 31, 1996, please see Note seven to Consolidated Financial Statements.

     Management strives to maintain a strong capital position to take advantage of opportunities for profitable geographic and product expansion and to maintain depositor and investor confidence. Conversely, management believes that capital must be maintained at levels that provide adequate returns on the capital employed. Management actively reviews capital strategies for the Corporation and for each of its subsidiaries to ensure that capital levels are appropriate based on perceived business risks, growth and regulatory standards.

LIQUIDITY

     Liquidity is the ability to meet withdrawal requirements on deposit accounts and satisfy loan demand. The principal sources of liquidity for the subsidiary banks include additional deposits, repayments on loans and investment securities, collections of interest, sales of investments, borrowings and the retention of earnings.

     The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating activities, investing activities and financing activities. These activities are summarized below (dollars in thousands):


                                                       Year Ended December 31,
                                                      1996      1995      1994
                                                   -----------------------------
Cash and cash equivalents at beginning of period    $28,447   $17,694   $23,183
Operating Activities:
Net Income                                            1,310     1,701     1,524
Adjustments to reconcile net income to net cash
provided by operating activities                      1,074     1,065       822
                                                   -----------------------------
Net cash provided by operating activities             2,384     2,766     2,346
Net cash used by investing activities               (10,511)   (4,426)  (16,118)
Net cash provided by financing activities             1,952    12,413     8,283
                                                   -----------------------------
Increase (decrease) in cash equivalents              (6,175)   10,753   (5,489)
                                                   -----------------------------
Cash and cash equivalents at end of period          $22,272   $28,447   $17,694
                                                   =============================

     Net cash was provided by operating activities during the year ended December 31, 1996, 1995 and 1994 primarily as a result of normal ongoing business operations. The non-cash items, such as the provisions for loan losses and depreciation and the net amortization of premiums, also contributed to net cash provided by operating activities during these periods.

     Liquidity is also necessary at the parent company level. The parent company's primary source of funds are dividends from subsidiaries, borrowings and proceeds from issuance of equity. The parent company manages its liquidity position to provide the funds necessary to pay dividends to shareholders, service debt, invest in subsidiaries and satisfy other operating requirements. Dividends received from subsidiaries totaled $1.9 million, $1.2 million and $938,000 for the years ended December 31, 1996, 1995 and 1994 respectively, and will continue to be the parent's main source of long-term liquidity. The dividends from the Banks were sufficient to pay cash dividends to the Corporation's shareholders of $691,000, $569,000 and $454,000 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, the parent company had a $500,000 line of credit with an unaffiliated bank, which had no outstanding balance.

INTEREST RATE SENSITIVITY MANAGEMENT

     Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income.

     The following table shows the interest rate sensitivity gap for four different time intervals as of December 31, 1996. Due to limitations in the Corporation's data processing system, individual loan categories do not agree with previously presented balances. The primary difference occurs in the allocation between adjustable-rate mortgage loans and commercial business loans. Total loans agree to audited financial statements. Assumptions regarding prepayment and withdrawal rates are based upon the Corporation's historical experience, and management believes such assumptions are reasonable.


                                                               AMOUNT MATURING OR REPRICING
                                               ------------------------------------------------------------
                                                 WITHIN    SIX TO TWELVE  ONE TO FIVE     OVER
                                               SIX MONTHS     MONTHS         YEARS     FIVE YEARS   TOTAL
                                               ------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
FIXED-RATE MORTGAGE LOANS                         $14,054        $12,863      $57,204      $6,641   $90,762
ADJUSTABLE-RATE MORTGAGE LOANS                     16,645         11,011       15,886           0    43,542
                                               ------------------------------------------------------------
  TOTAL MORTGAGE LOANS                             30,699         23,874       73,090       6,641   134,304
COMMERCIAL BUSINESS LOANS                          30,224          1,975       13,290         146    45,635
CONSUMER LOANS                                      5,584          1,171        4,220           9    10,984
TAX-EXEMPT LOANS                                      750              0            0           0       750
MORTGAGE-RELATED SECURITIES                        11,313          4,125        5,794       5,922    27,154
FIXED RATE INVESTMENT SECURITIES AND OTHER            301            501        9,062       1,457    11,321
VARIABLE RATE INVESTMENT SECURITIES AND OTHER      17,203          1,118            0           0    18,321
                                               ------------------------------------------------------------
  TOTAL INTEREST-EARNING ASSETS                   $96,074        $32,764     $105,456     $14,175  $248,469
                                               ============================================================
INTEREST-BEARING LIABILITIES:
DEPOSITS
  TIME DEPOSITS                                   $69,310        $32,085      $12,578          $4  $113,977
  NOW ACCOUNTS                                      1,188          1,188       11,876       5,541    19,793
  SAVINGS ACCOUNTS                                  3,653          3,586       35,861      16,469    59,569
  MONEY MARKET ACCOUNTS                               438            438        4,380       2,244     7,500
  BORROWINGS                                        3,850          3,000            0           0     6,850
                                               ------------------------------------------------------------
    TOTAL INTEREST-BEARING LIABILITIES            $78,439        $40,297      $64,695     $24,325  $207,689
                                               ============================================================
INTEREST-EARNING ASSETS LESS INTEREST-BEARING
  LIABILITIES                                     $17,635       ($7,533)      $40,761   ($10,083)   $40,780
                                               ============================================================
CUMULATIVE INTEREST RATE SENSITIVITY GAP          $17,635        $10,102      $50,863     $40,780
                                               ==================================================
CUMULATIVE INTEREST RATE SENSITIVITY GAP AS A
  PERCENTAGE OF TOTAL ASSETS                        6.59%          3.77%       19.00%      15.23%
                                               ==================================================

     At December 31, 1996, the Corporation's cumulative ratio of interest-rate sensitive assets to interest-rate sensitive liabilities was 6.59% for six months and 3.77% for one year maturities. Therefore the Corporation is positively gapped and may benefit from rising interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the Schedule. For example, although certain assets and liabilities have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

                          BUSINESS OF THE CORPORATION
GENERAL

     Merchants and Manufacturers Bancorporation, Inc. (the Corporation), is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended, and a savings bank holding company under the Home Owners' Loan Act of 1933, as amended. The Corporation was organized in 1982, and in 1983 and 1984 acquired all of the outstanding stock of Lincoln State Bank, Milwaukee, Wisconsin and Franklin State Bank, Franklin, Wisconsin, respectively. In 1993, the Corporation acquired all of the outstanding shares of Lincoln Savings Bank, S.A., Milwaukee, Wisconsin in a business combination accounted for as a pooling-of-interests. Lincoln Savings Bank, S.A. converted from a mutual to stock form of organization and simultaneously merged with the Corporation. In connection with the conversion, the Corporation sold 330,625 shares of its common stock in a subscription and community offering. Gross proceeds from the stock sale amounted to $6,612,500. The net proceeds, after conversion costs, were used to inject additional capital into Lincoln Savings Bank, to repay short-term borrowings of the Corporation and for general working-capital purposes. Lincoln State Bank and Franklin State Bank are commercial banks chartered under the Wisconsin Banking Statutes; Lincoln Savings Bank, S.A. is a Wisconsin chartered savings bank.

     The Corporation operates ten banking facilities in Milwaukee and Waukesha counties. In addition to its subsidiary banks (Lincoln State Bank, Franklin State Bank and Lincoln Savings Bank, S.A.), the Corporation owns two non-bank subsidiaries, the Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas located primarily on the near south side of Milwaukee, and M&M Services, Inc., which was formed in 1994 to provide operational services to the Corporation's subsidiary banks.

PRODUCTS AND SERVICES

     Through the banking subsidiaries, the Corporation provides a broad range of services to individual and commercial customers. These services include accepting demand, savings, and time deposits, including regular checking accounts, NOW accounts, money market accounts, certificates of deposit, individual retirement accounts, and club accounts. The subsidiary banks also make secured and unsecured commercial, mortgage, construction, and consumer term loans on both a fixed and variable rate basis. Historically, the terms on these loans range from one month to five years and are retained in the Bank's portfolios. The subsidiary banks also provide lines of credit to commercial borrowers and to individuals through home equity loans.

COMPETITION

     The subsidiary banks primarily serve the southern half of Milwaukee County and the southeastern portion of Waukesha County, including suburbs located to the south and west of the City of Milwaukee. There are presently in excess of one hundred other financial institutions in the primary service area that directly compete with Lincoln State Bank, Franklin State Bank and Lincoln Savings Bank, S.A. In addition to competing with other commercial banks, the subsidiaries compete with savings and loan associations, credit unions, small-loan companies, insurance companies, investment banking firms and large retail companies. The principal methods of competition include interest rates paid on deposits and charged on loans, personal contacts and efforts to obtain deposits and loans, types and quality of services provided and convenience of the locations. Many of the Corporation's competitors are larger and have significantly greater financial resources than the Corporation and its subsidiaries.

EMPLOYEES

     At December 31, 1996, the Corporation and the subsidiary banks employed 138 full-time and 56 part-time employees. The Corporation provides a wide range of benefits to employees, including educational activities, and considers its employee relations to be excellent. The Corporation conducts extensive training programs in order to enhance job-related knowledge and skills of its people and to train its employees with a sales-orientated approach to customers. Eligible employees participate in a 401k plan as well as group life and major medical insurance programs.
                        THE BANKS AND OTHER SUBSIDIARIES

     At or for the year ended December 31, 1996, the subsidiary banks (each consolidated with its appropriate subsidiaries; see "Other Subsidiaries") had total assets, total loans, total deposits, stockholder's equity, net income, and return on assets as follows (dollars in thousands):


                          LINCOLN STATE BANK  LINCOLN SAVINGS BANK  FRANKLIN STATE BANK
---------------------------------------------------------------------------------------
Total assets                  $130,015             $102,712              $33,563
Total loans                     97,829               67,054               24,932
Total deposits                 115,653               88,902               30,923
Stockholders' equity            10,666               10,119                2,452
Net income                       1,463                  604                  347
Return on average assets          1.19%                0.58%                1.06%

LINCOLN STATE BANK

     Lincoln State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1919. It operates full service branch offices in the southeastern Wisconsin communities of Muskego, New Berlin, Brookfield and Pewaukee. In addition it operates six limited hours facilities in Milwaukee County. It is engaged in the general commercial and consumer banking business and provides full-service banking to individuals and businesses, including checking and savings accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, and such other banking services as are usual and customary for commercial banks.
At December 31, 1996, Lincoln State Bank comprised 48.6% of the consolidated assets of the Corporation.

FRANKLIN STATE BANK

     Franklin State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1982. Its office is located in Franklin, Wisconsin. It is engaged in the general commercial and consumer banking business and provides full-service banking to individuals and businesses, including checking and savings accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, and such other banking services as are usual and customary for commercial banks. At December 31, 1996, Franklin State Bank comprised 12.5% of the consolidated assets of the Corporation.

LINCOLN SAVINGS BANK

     Lincoln Savings Bank was organized as a state chartered mutual savings and loan association under the laws of the State of Wisconsin in 1910. In April 1993, it converted from the mutual to stock form of organization, and all of the shares of stock issued by the converted association were acquired by the Corporation (See Business of the Corporation - General and Recent Acquisition). Its principal office is presently located in Milwaukee, Wisconsin. It also operates a branch office in Milwaukee, Wisconsin. Lincoln Savings Bank's principal business consists of attracting deposits from the general public, and investing such funds in securities, including mortgage-backed securities, and mortgage loans, principally to finance the purchase or construction of residential dwellings and, to a lesser extent, to finance the purchase or construction of multi-family properties. Lincoln Savings Bank also originates consumer loans and commercial loans. At December 31, 1996, Lincoln Savings Bank comprised 38.4% of the consolidated assets of the Corporation.

LINCOLN NEIGHBORHOOD REDEVELOPMENT CORPORATION

     The Lincoln Neighborhood Redevelopment Corporation was formed in June of 1988 and is a wholly owned subsidiary of the Corporation. The Redevelopment Corporation was established to redevelop and rejuvenate certain areas located on the south-side of Milwaukee by, among other things, arresting decay and deterioration, working with local businesses to keep commercial areas strong and attractive, pursuing means to preserve and create jobs, encouraging appropriate land-use, involving community residents in economic planning and retaining and attracting businesses. As of December 31, 1996, Lincoln Neighborhood Redevelopment Corporation had assets of $539,000, liabilities of $463,000 and equity of $76,000.

M&M SERVICES, INC.

     M&M Services was formed in January of 1994 and is a wholly owned subsidiary of the Corporation. The company provides operational activities to the Corporation's subsidiary banks. These activities include: human resources, auditing, marketing, financial analysis, loan document preparation, loan credit analysis and check processing. Prior to 1994 these services were provided by employees of Merchants and Manufacturers Bancorporation.

OTHER SUBSIDIARIES

     Lincoln State Bank and Lincoln Savings Bank each have a wholly owned subsidiary. In 1991 an investment subsidiary known as M&M - Lincoln Investment Corporation was formed to manage the majority of Lincoln State Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $13 million of mortgage-backed and other investment securities from Lincoln State Bank in exchange for 100% of the stock of the subsidiary. In 1995 an investment subsidiary known as Lincoln Investment Management Corporation was formed to manage the majority of Lincoln Savings Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $21 million of mortgage-backed and other investment securities from Lincoln Savings Bank in exchange for 100% of the stock of the subsidiary.

SUPERVISION AND REGULATION

     The operations of financial institutions, including bank companies, commercial banks and savings banks, are highly regulated, both at federal and state levels. Numerous statutes and regulations affect the businesses of the Corporation and its financial service subsidiaries.

     The Corporation's own activities are regulated by the federal Bank Holding Company Act (the "Act"), which requires each holding company to obtain the prior approval of the Federal Reserve Board (the "Board") before acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank. The Act prohibits acquisition of shares of any bank located outside the state in which the operations of the Corporation's banking subsidiaries are principally conducted, unless specifically authorized by statute of the other state. Since 1987, Wisconsin law has permitted interstate bank acquisitions within those states in a nine-state region which have adopted similar legislation. Laws reciprocal to the Wisconsin law have been enacted by Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota and Ohio. A Wisconsin-based holding company, such as the Corporation, may also acquire banks in certain other states which expressly permit nationwide acquisitions, with no requirement for reciprocal legislation.

     The Act also prohibits, with certain exceptions for savings associations and other entities engaged in bank related activities, acquisition of more than five percent of the voting shares of any company (directly or through its subsidiaries) doing business other than banking or performing services for its subsidiaries, without prior approval of the Board. Pursuant to the Act, the Corporation is supervised and regularly examined by the Board.

     As a state chartered, SAIF-insured savings institution, Lincoln Savings Bank is subject to extensive supervision and regulation by the Federal Deposit Insurance Corporation (FDIC) and the Wisconsin Department of Financial Institutions, Division of Savings Institutions. The lending activities and other investments of Lincoln Savings Bank, S.A. must comply with certain federal and state regulatory requirements. In addition, the FDIC and the Wisconsin Department of Financial Institutions periodically examine Lincoln Savings Bank, S.A. for compliance with various regulatory requirements, and the savings bank must file reports describing its activities and financial condition. Lincoln Savings Bank, S.A. is also subject to certain reserve requirements promulgated by the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors.

     The commercial banks are supervised by the Office of the Commissioner of Banking and regularly examined by that agency and the FDIC. The deposits of each bank are insured by the Bank Insurance Fund (BIF) administered by the FDIC.

PROPERTIES

     The Corporation's offices are located at 573 West Lincoln Avenue in Milwaukee, Wisconsin. At that location, the Corporation maintains its corporate operations and personnel.

     The main office of Lincoln State Bank is at 2266 South 13th Street, Milwaukee, Wisconsin. The South 13th Street location consists of a one-story building containing approximately 11,000 square feet. An adjacent building of approximately 750 square feet contains the two walk-up facilities operated by Lincoln State Bank. In addition, there are three drive-up facilities, and the parking lot provides space for 51 cars. One branch of Lincoln State Bank is located in a one-story, 1,700 square foot building at 13500 Janesville Road, Muskego, Wisconsin. The Muskego branch has three drive-up windows and parking facilities for 25 vehicles. Another branch of Lincoln State Bank was opened in May 1990 at 14000 West National Avenue, New Berlin, Wisconsin. The New Berlin branch contains approximately 7,000 square feet and has 4 drive-up facilities, 4 walk-up windows and parking for 27 vehicles. During 1995 Lincoln State Bank opened two other full-service branch locations one located at 17600 West Capitol Drive, Brookfield, Wisconsin and at 585 Ryan Street, Pewaukee, Wisconsin. Both facilities offer drive-up and walk-up facilities along with parking for both customers and employees. In addition, Lincoln State Bank operates customer facilities at Villa St. Francis located at South 20th and Ohio Streets in Milwaukee, at Clement Manor located at South 92nd Street and West Howard Avenue in Milwaukee, at Friendship Village located at North 73rd and West Dean Road in Milwaukee, at Stoney Creek Adult Community in Muskego, at the Milwaukee Protestant Home located on North Downer Avenue in Milwaukee and at Forest Ridge located in Hales Corners, Wisconsin

     Franklin State Bank is located in a modern three-story building at 7000 South 76th Street in the City of Franklin, Wisconsin. The building contains 21,308 square feet, has five drive-up lanes and three automatic tellers. The parking lot accommodates 165 cars. The building is owned by the Corporation and leases space to Franklin State Bank. Portions of the building that are not used by Franklin State Bank are leased to various tenants.

     Lincoln Savings Bank's main office is located at 3131 South 13th Street, Milwaukee, Wisconsin in a modern one-story building. Lincoln Savings Bank also operates a branch facility at 5400 West Forest Home Avenue, Milwaukee, Wisconsin. Lincoln Savings Bank owns both facilities.

     M&M Services is located at 6170 Industrial Court in the Greendale Industrial Park. At that location, the Corporation maintains its subsidiary service support facilities and personnel.

LEGAL PROCEEDINGS

     From time to time, the Corporation and the subsidiary banks are party to legal proceedings arising out of their general lending activities and other operations. However, there are no pending legal proceedings to which the Corporation or the subsidiary banks are a party, or to which their property is subject, which, if determined adversely to the Corporation, would individually or in the aggregate have a material adverse effect on its consolidated financial position.

                             Report of Management

        The management of Merchants and Manufacturers Bancorporation, Inc. is responsible for the preparation and integrity of the Consolidated Financial Statements and other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon informed judgements and estimates by management. The other financial information in this annual report is consistent with the financial statements.

        The Corporation maintains a system of internal accounting controls. Management believes that the internal accounting controls provide reasonable assurance that transactions are executed and recorded in accordance with the Corporation's policies and procedures and that the accounting records may be relied on as a basis for preparation of the financial statements and other financial information.

        Merchants and Manufacturers Bancorporation's independent auditors were engaged to perform an audit of the Consolidated Financial Statements, and the auditor's report expresses their opinion as to the fair presentation of the financial statements in conformity with generally accepted accounting principles.

        The Audit Committee of the Board of Directors meets periodically with management, the internal auditors, and the independent auditors to discuss the adequacy of the internal accounting controls. Both the independent auditors and the internal auditors have full and free access to the Audit Committee.







Michael J. Murry
Chairman of the Board
of Directors and
Chief Executive Officer


James C. Mroczkowski
Vice President and Chief Financial Officer

                Merchants and Manufacturers Bancorporation, Inc.

                 Consolidated Statements of Financial Condition






                         Report of Independent Auditors



The Board of Directors and Stockholders
Merchants and Manufacturers Bancorporation, Inc.

We have audited the accompanying consolidated statements of financial condition of Merchants and Manufacturers Bancorporation, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants and Manufacturers Bancorporation, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


February 21, 1997
Milwaukee, Wisconsin


See accompanying notes.

                Merchants and Manufacturers Bancorporation, Inc.

                 Consolidated Statements of Financial Condition





                                                               DECEMBER 31
                                                             1996       1995
                                                        ------------------------
                                                               (In thousands)
ASSETS
Cash and due from banks                                   $  9,247    $ 11,164
Interest-bearing deposits at other banks                     9,667       8,737
Federal funds sold                                           3,358       8,546
                                                        ------------------------
Cash and cash equivalents                                   22,272      28,447
Securities available-for-sale:
  Investment securities                                     15,499      15,833
  Mortgage-related securities                               27,154      44,251
Loans receivable                                           189,791     163,650
Accrued interest receivable                                  1,470       1,532
Federal Home Loan Bank stock, at cost                        1,118         702
Premises and equipment                                       7,800       7,605
Other assets                                                 2,619       2,227
                                                        ------------------------
Total assets                                              $267,723    $264,247
                                                        ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                $232,933    $233,083
  Accrued interest payable                                     395         575
  Borrowings                                                 6,850       3,000
  Advance payments by borrowers for taxes and insurance         67         365
  Other liabilities                                          1,098         681
                                                        ------------------------
Total liabilities                                          241,343     237,704

Stockholders' equity:
  Common stock, par value $1.00 per share;
    authorized--1,500,000 shares; issued 897,812 shares
    and 893,873 shares, respectively                           898         898
  Additional paid-in capital                                10,759      10,759
  Unrealized loss on securities available-for-sale            (203)       (181)
  Retained earnings, substantially restricted               15,868      15,249
  Less treasury stock, at cost--32,845 shares and
    7,013 shares, respectively                                (942)       (182)
                                                        ------------------------
Total stockholders' equity                                  26,380      26,543
                                                        ------------------------
Total liabilities and stockholders' equity                $267,723    $264,247
                                                        ========================



See accompanying notes.

                Merchants and Manufacturers Bancorporation, Inc.

                       Consolidated Statements of Income



                                                 YEAR ENDED DECEMBER 31
                                      1996            1995            1994
                                    -----------------------------------------
                                     (In thousands, except per share amounts)
Interest income:
  Loans, including fees             $15,288         $13,566         $11,435
  Investment securities:
    Taxable                           1,028             800             648
    Exempt from federal income
      taxes                              83             123              93
  Mortgage-related securities         2,407           3,043           3,205
  Other                                 522             851             758
                                    -----------------------------------------
Total interest income                19,328          18,383          16,139

Interest expense:
  Deposits                            8,146           7,709           6,138
  Borrowings                            216             212              17
                                    -----------------------------------------
Total interest expense                8,362           7,921           6,155

Net interest income                  10,966          10,462           9,984
Provision for loan losses               460             132              43
                                    -----------------------------------------
Net interest income after
  provision for loan losses          10,506          10,330           9,941

Noninterest income:
  Service charges on deposits           725             726             706
  Service charges on loans              172              75              42
  Net gain (loss) on securities
    sales                                70              61            (244)
  Other                                 588             466             437
                                    -----------------------------------------
                                      1,555           1,328             941
Noninterest expenses:
  Salaries and employee benefits      5,223           4,706           4,396
  Premises and equipment              1,340           1,208           1,160
  Data processing fees                  561             540             578
  SAIF special assessment               604               -               -
  Federal deposit insurance
    premiums                            159             362             490
  Other                               2,134           2,224           1,860
                                    -----------------------------------------
                                     10,021           9,040           8,484
                                    -----------------------------------------
Income before income taxes            2,040           2,618           2,398
Income taxes                            730             917             874
                                    -----------------------------------------
Net income                           $1,310          $1,701          $1,524
                                    =========================================
Earnings per share                    $1.50           $1.91           $1.71
                                    =========================================
Dividends per share                    $.79            $.64            $.51
                                    =========================================



See accompanying notes.

                Merchants and Manufacturers Bancorporation, Inc.

                Consolidated Statements of Stockholders' Equity


                                                                      Unrealized
                                                                      Gain (Loss)
                                                          Additional  on Securities
                                                  Common   Paid-in     Available-        Retained        Treasury
                                                   Stock   Capital     for-Sale          Earnings        Stock          Total
                                                  --------------------------------------------------------------------------------
                                                           (In thousands, except per share amounts)
Balance at December 31, 1994                       $894     $10,671        $129          $13,047         $    -       $24,741
  Net income                                          -           -           -            1,524              -         1,524
  Cash dividends declared--$.51 per share             -           -           -             (454)             -          (454)
  Purchase of 13,200 shares of treasury stock         -           -           -                -           (332)         (332)
  Sale of 6,900 shares of treasury stock              -           3           -                -            173           176
  Additional expenses associated with
    offering of common stock                          -         (14)          -                -              -           (14)
  Unrealized loss on securities
    available-for-sale, net of deferred income
    taxes of $1,292                                   -           -      (2,068)               -              -        (2,068)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 1994                        894      10,660      (1,939)          14,117           (159)       23,573
  Net income                                          -           -           -            1,701              -         1,701
  Sale of 3,939 shares of common stock in
    connection with dividend reinvestment
    program                                           4          96           -                -              -           100
  Sale of 5,934 shares of treasury stock              -           3           -                -            155           158
  Purchase of 6,647 shares of treasury stock          -           -           -                -           (178)         (178)
  Cash dividends declared - $.64 per share            -           -           -             (569)             -          (569)
  Unrealized gain on securities
    available-for-sale, net of deferred income
    taxes of $1,118                                   -           -       1,758                -              -         1,758
                                                  --------------------------------------------------------------------------------
Balance at December 31, 1995                        898      10,759        (181)          15,249           (182)       26,543
  Net income                                          -           -           -            1,310              -         1,310
  Purchase of 32,072 shares of treasury stock         -           -           -                -           (946)         (946)
  Sale of 6,240 shares of treasury stock              -           -           -                -            186           186
  Cash dividends declared - $.79 per share            -           -           -             (691)             -          (691)
  Unrealized loss on securities
    available-for-sale, net of deferred income
    taxes of $7                                       -           -         (22)               -              -           (22)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 1996                       $898     $10,759       $(203)         $15,868          $(942)      $26,380
                                                  ================================================================================



See accompanying notes.

                Merchants and Manufacturers Bancorporation, Inc.

                Consolidated Statements of Stockholders' Equity



                                                                                  YEAR ENDED DECEMBER 31
                                                                          1996            1995               1994
                                                                   ---------------------------------------------------
                                                                                     (In thousands)
OPERATING ACTIVITIES
Net income                                                            $  1,310         $  1,701           $  1,524
Adjustments to reconcile net income to cash
 provided by operating activities:
  Provision for loan losses                                                460              132                 43
  Provision for depreciation                                               484              405                392
  Net amortization of investment securities
     premiums and discounts                                                287              339                370
  Net realized (gains) losses on investment securities                     (70)             (61)               244
  Decrease (increase) in accrued interest receivable                        62             (185)                11
  Increase (decrease) in accrued interest payable                         (180)             241                129
  Other                                                                     31              194               (367)
                                                                      --------------------------------------------
Net cash provided by operating activities                                2,384            2,766              2,346

INVESTING ACTIVITIES
Proceeds from redemption and maturities of
 investment securities held to maturity                                      -            2,525              4,440
Purchases of investment securities held to maturity                          -             (992)            (4,820)
Purchases of securities available-for-sale                             (12,718)         (15,264)           (28,708)
Proceeds from sales of securities available-for-sale                    15,848           13,724             12,637
Proceeds from redemption and maturities of securities
 available-for-sale                                                     14,054           10,977             12,786
Net increase in loans                                                  (26,700)         (14,012)           (12,242)
Purchases of premises and equipment                                       (679)          (1,852)              (454)
Proceeds from sales of real estate                                         100              496                  -
Purchases of Federal Home Loan Bank stock                                 (416)             (28)                 -
Proceeds from sales of Federal Home Loan Bank stock                          -                -                243
                                                                      --------------------------------------------
Net cash used in investing activities                                  (10,511)          (4,426)           (16,118)


                                                                (continued)

                Merchants and Manufacturers Bancorporation, Inc.

                     Consolidated Statements of Cash Flows




                                                                                 YEAR ENDED DECEMBER 31
                                                                           1996           1995          1994
                                                                    ---------------------------------------------
                                                                                      (In thousands)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                     $  (150)       $  9,637        $ 8,815
Payments of cash dividends to stockholders                                 (691)           (569)          (454)
Net increase in borrowings                                                3,850           3,000              -
Increase (decrease) in advance payments by
 borrowers for taxes and insurance                                         (297)            265             78
Purchase of treasury stock                                                 (946)           (178)          (332)
Proceeds from the sale of treasury stock                                    186             158            176
Proceeds from dividend reinvestment plan                                      -             100              -
                                                                        --------------------------------------
Net cash provided by financing activities                                 1,952          12,413          8,283
                                                                        --------------------------------------

Increase (decrease) in cash and cash equivalents                         (6,175)         10,753         (5,489)
Cash and cash equivalents at beginning of year                           28,447          17,694         23,183
                                                                        --------------------------------------
Cash and cash equivalents at end of year                                $22,272        $ 28,447        $17,694
                                                                        ======================================

Supplemental cash flow information and non-cash
 transactions:
   Interest paid                                                        $ 8,521        $ 7,680         $ 6,026
   Income taxes paid                                                        759            839             948
   Investment securities transferred to available-for-
    sale portfolio (at amortized cost)                                        -          2,800             501




See accompanying notes.

                Merchants and Manufacturers Bancorporation, Inc.

                  Notes to Consolidated Financial Statements

                              December 31, 1996
               (Dollars in thousands, except per share amounts)





1. ACCOUNTING POLICIES

BUSINESS

Merchants and Manufacturers Bancorporation, Inc. (the Corporation) provides a full range of personal and commercial financial services to customers through its subsidiaries. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation, its wholly owned subsidiaries, Lincoln State Bank (Lincoln), Franklin State Bank (Franklin) and Lincoln Savings Bank, S.A. (Lincoln Savings)--collectively, "the Banks," M&M Services, which provides management services for the Banks, Achieve Mortgage Corporation, a wholly owned subsidiary of Lincoln Savings, which provides mortgage banking services for the Banks and Lincoln's wholly owned subsidiary, Lincoln Investment Corp., and Lincoln Savings' wholly owned subsidiary, Lincoln Investment Management Corporation, which manage an investment portfolio for the Banks. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and noninterest-bearing) and federal funds sold.

                Merchants and Manufacturers Bancorporation, Inc.

1. ACCOUNTING POLICIES (CONTINUED)

INVESTMENT AND MORTGAGE-RELATED SECURITIES

All of the Corporation's investment and mortgage-related securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

On October 31, 1995, the Corporation chose to reclassify all remaining investment securities that were classified as held-to-maturity to available-for-sale. At the date of the transfer, the amortized cost of the investment securities was $2,800. The unrealized gain on those securities was $17, which is included in stockholders' equity net of income tax effect of $7.

The amortized cost of securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. An allowance for interest on loans is provided when management considers the collection of these accounts doubtful.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yields. The Corporation is amortizing these amounts, using the level-yield method, adjusted for prepayments, over the contractual life of the related loans.

                Merchants and Manufacturers Bancorporation, Inc.

1. ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, and prior loss experience.

The Corporation considers loans secured by one- to four-family residential properties and all consumer loans as homogeneous loans and therefore exempt for purposes of measuring impairment as defined by Statement of Financial Accounting Standards (SFAS or Statement) No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation had no impaired loans in 1996 or 1995.

A substantial portion of the Banks' loans are collateralized by real estate in metropolitan Milwaukee, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in metropolitan Milwaukee, Wisconsin.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line or double-declining-balance methods, over the estimated useful lives of the assets.

                Merchants and Manufacturers Bancorporation, Inc.

1. ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. Provisions are made for deferred taxes applicable to income and expense items reported in different periods than for income tax purposes.

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on the weighted average number of common shares outstanding during each year. Weighted average shares outstanding were 875,082, 889,677 and 890,655 in 1996, 1995 and 1994, respectively.

PENDING ACCOUNTING CHANGE

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities. The provisions of the Statement are to be applied to transactions occurring after December 31, 1996. Management does not believe the Company will be significantly impacted by the adoption of Statement No. 125 or the amendment of Statement No. 125 by Statement No. 127.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The following is a summary of securities:

                                                                Gross            Gross
                                                Amortized     Unrealized       Unrealized
                                                  Cost          Gains            Losses         Fair Value
                                                ----------------------------------------------------------
At December 31, 1996
  Mutual funds                                   $ 3,173      $  -              $ 75            $ 3,098
  U.S. treasury and other U.S. government
    securities                                    11,404        16                99             11,321
  Small Business Administration certificates       1,047        36                 3              1,080
  Collateralized mortgage obligations              2,962         3                22              2,943
  Government agency mortgage-backed
    securities                                    24,380        46               215             24,211
                                                ----------------------------------------------------------
                                                 $42,966      $101              $414            $42,653
                                                ==========================================================

                Merchants and Manufacturers Bancorporation, Inc.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)


                                                                    Gross          Gross
                                                   Amortized      Unrealized     Unrealized
                                                     Cost           Gains          Losses          Fair Value
                                                   ----------------------------------------------------------
At December 31, 1995
  Mutual funds                                     $ 3,173        $  -           $ 87              $ 3,086
  U.S. treasury and other U.S. government
    securities                                       8,705          46              2                8,749
  Small Business Administration certificates         1,224          35              2                1,257
  State and political subdivision securities         2,741           2              2                2,741
  Collateralized mortgage obligations                3,813           3             44                3,772
  Government agency mortgage-backed
    securities                                      40,710         117            348               40,479
                                                   ----------------------------------------------------------
                                                   $60,366        $203           $485              $60,084
                                                   ==========================================================

Securities carried at $1,100 at December 31, 1996 were pledged principally to secure liabilities to the U.S. Treasury.

The amortized cost and market value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                   Amortized
                                                     Cost            Fair Value
                                                   ----------------------------
Due in one year or less                            $   800           $   802
Due after one year through five years               10,604            10,519
Mutual funds                                         3,173             3,098
Small Business Administration certificates           1,047             1,080
Collateralized mortgage obligations                  2,962             2,943
Government agency mortgage-backed securities        24,380            24,211
                                                   ----------------------------
                                                   $42,966           $42,653
                                                   ============================

Proceeds from sales of securities available-for-sale during the years ended December 31, 1996, 1995 and 1994, were $15,848, $13,724 and $12,637, respectively. Gross gains of $87, $65 and $27 were recorded on those sales for the years ended December 31, 1996, 1995 and 1994, respectively. Gross losses of $17, $4 and $271 were also recorded in the years ended December 31, 1996, 1995 and 1994, respectively.

                Merchants and Manufacturers Bancorporation, Inc.

3. LOANS RECEIVABLE

Loans receivable consist of the following:


                                               DECEMBER 31
                                             1996       1995
                                           -------------------
First mortgage:
  Conventional single-family residential   $ 58,358   $ 57,629
  Commercial and multifamily residential     61,707     44,594
  Construction                               12,872     12,619
                                           -------------------
                                            132,937    114,842
Commercial business loans                    45,635     36,605
Home equity loans                             1,367      1,695
Consumer and installment loans               10,984     10,810
Other                                           883      1,326
                                           -------------------
                                             58,869     50,436
Less:
  Deferred loan fees                             76         95
  Allowance for loan losses                   1,939      1,533
                                           -------------------
                                           $189,791   $163,650
                                           ===================


Transactions in the allowance for loan losses are summarized as follows:


                                     YEAR ENDED DECEMBER 31
                                    1996      1995      1994
                                  -----------------------------
Balance at beginning of year        $1,533    $1,464    $1,356
  Provisions charged to operations     460       132        43
  Recoveries                            29         -        77
  Charge-offs                          (83)      (63)      (12)
                                  -----------------------------
Balance at end of year              $1,939    $1,533    $1,464
                                  =============================

Total nonaccrual loans were $937 and $658 at December 31, 1996 and 1995, respectively.

                Merchants and Manufacturers Bancorporation, Inc.

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                      DECEMBER 31
                                     1996      1995
                                    ------------------
Land                                $ 2,248   $ 2,248
Office buildings and improvements     6,646     6,374
Furniture and equipment               3,566     3,160
                                    ------------------
                                     12,460    11,782
Less accumulated depreciation        (4,660)   (4,177)
                                    ------------------
                                    $ 7,800   $ 7,605
                                    ==================

5. DEPOSITS

Deposits consist of the following:

                                                             DECEMBER 31
                                                           1996        1995
                                                       ------------------------
Noninterest-bearing checking accounts                   $ 32,095      $ 32,575
Negotiable order of withdrawal accounts                   19,793        22,989
Passbook accounts                                         59,569        63,420
Savings deposits and money market investment accounts      7,500         7,509
Time deposits and certificate accounts                   113,976       106,590
                                                       ------------------------
                                                         232,933       233,083
Accrued interest on deposits                                 395           575
                                                       ------------------------
                                                        $233,328      $233,658
                                                       ========================

The scheduled maturities of time deposits and certificate accounts at December 31, 1996 are as follows:



        One year or less               $101,395
        Over one, through two years       6,170
        Over two, through three years     3,010
        Thereafter                        3,401
                                       --------
                                       $113,976
                                       ========

At December 31, 1996 and 1995, time deposits and certificate accounts with balances greater than or equal to $100 amounted to $15,313 and $18,862, respectively.

                Merchants and Manufacturers Bancorporation, Inc.

6. BORROWINGS

At December 31, 1996, the Corporation had an unused line of credit with an unaffiliated bank with a total available balance of $500. The line bears interest at the lender's prime rate (8.25% at December 31, 1996) and is collateralized by 100% of the capital stock of Franklin State Bank.

Lincoln Savings also has an advance of $3,000 from the Federal Home Loan Bank. The advance bears interest of 6.04% and matures in July 1997.

Lincoln Savings is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the Federal Home Loan Bank as collateral. In addition, these advances are collateralized by Lincoln Savings' Federal Home Loan Bank stock.

Lincoln State and Lincoln Savings have $3,500 and $350, respectively, of overnight federal funds purchased at December 31, 1996, which bear interest at 7.75%.

7. STOCKHOLDERS' EQUITY

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Banks meet all capital adequacy requirements to which they are subject.

                Merchants and Manufacturers Bancorporation, Inc.

7. STOCKHOLDERS' EQUITY (CONTINUED)

As of December 31, 1996, the most recent notification from Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

                                                                    To Be Well Capitalized
                                                 For Capital       Under Prompt Corrective
                                Actual        Adequacy Purposes       Action Provisions
                            ---------------- --------------------- -----------------------
                            Amount   Ratio    Amount      Ratio      Amount        Ratio
                            ---------------- --------------------- -----------------------
AS OF DECEMBER 31, 1996
Total Capital (to Risk-
Weighted Assets):
 Lincoln State Bank         $11,733   11.92%    $7,871      >8.00%    $9,839        >10.00%
 Franklin State Bank          2,740   11.27%     1,945      >8.00%     2,431        >10.00%
 Lincoln Savings Bank        10,837   18.05%     4,803      >8.00%     6,003        >10.00%

Tier 1 Capital (to Risk-
Weighted Assets):
 Lincoln State Bank          10,703   10.88%     3,936      >4.00%     5,903         >6.00%
 Franklin State Bank          2,458   10.11%       972      >4.00%     1,458         >6.00%
 Lincoln Savings Bank        10,205   17.00%     2,401      >4.00%     3,602         >6.00%

Tier 1 Capital (to
Average Assets):
 Lincoln State Bank          10,703    8.39%     5,101      >4.00%     6,376         >5.00%
 Franklin State Bank          2,458    7.33%     1,342      >4.00%     1,677         >5.00%
 Lincoln Savings Bank        10,205    9.70%     4,207      >4.00%     5,258         >5.00%

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

As of December 31, 1996, the subsidiary banks collectively had equity of $23,237 of which $2,415 was available for distribution to the Corporation as dividends without prior regulatory approval.

                Merchants and Manufacturers Bancorporation, Inc.

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES (CONTINUED)

Under FRB regulations, the Banks are limited as to the amount they may loan to their affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1996, the maximum amount available for transfer from any one of these Banks to the Corporation in the form of loans approximates 8.6% of consolidated stockholders' equity.

9. EMPLOYEE BENEFIT PLANS

The Corporation has an Incentive Stock Option Plan under which 45,000 shares of common stock are reserved for the grant of options to officers and key employees at a price not less than the fair market value of the stock on the date of the grant. The plan limits the options that may be granted to each employee to $100 (based on aggregate fair market value at the date of the grant) per calendar year, on a cumulative basis. Options must be exercised within ten years of the date of grant and can be regranted if forfeited.

A summary of stock option transactions follows:

                                                         Number    Option Price
                                                       of Shares     Per Share
                                                       ---------   -------------
Total outstanding at December 31, 1993                  20,000     $16.27-$20.64
Granted during 1994                                      5,000         $25.00
Total outstanding at December 31, 1996,                ---------
 1995 and 1994                                          25,000     $16.27-$25.00
                                                       =========   =============

At December 31, 1996, all outstanding options are exercisable.

The Corporation has a 401(k) Profit Sharing Plan and Trust which covers substantially all employees with at least six months of service who have attained age twenty and one-half. Participating employees may annually contribute up to 12% of their pre-tax compensation. The Corporation's annual contribution consists of a discretionary matching percentage, limited to 1% of employee compensation, and an additional discretionary amount, which is determined annually by the Board of Directors. The Corporation's contributions for 1996, 1995 and 1994, were $164, $149 and $144, respectively.

                Merchants and Manufacturers Bancorporation, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Corporation has a Management Recognition Plan (MRP) in order to provide Lincoln Savings employees in management positions a proprietary interest in the Corporation in a manner designed to encourage such key persons to remain with the Corporation. The Corporation awarded 9,918 shares of common stock of the Corporation at a price of $20 per share during the year ended December 31, 1993. All shares awarded became vested at December 31, 1993.

10. INCOME TAXES

The provision for income taxes consists of the following:


                          YEAR ENDED DECEMBER 31
                         1996      1995      1994
                        -------------------------
Current:
  Federal               $718      $769      $644
  State                  168       124       158
                        -------------------------
                         886       893       802
                        -------------------------

Deferred:
  Federal               (124)        4        48
  State                  (32)       20        24
                        -------------------------
                        (156)       24        72
                        -------------------------
                        $730      $917      $874
                        =========================

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                     YEAR ENDED DECEMBER 31
                                                    1996      1995      1994
                                                    ------------------------
Income tax at statutory rate                        $694      $890      $815
Increase (reduction) resulting from:
  Tax-exempt interest income                         (49)      (58)      (46)
  State income taxes, net of federal tax benefit      89       100       127
  Other                                               (4)      (15)      (22)
                                                    ------------------------
                                                    $730      $917      $874
                                                    ========================

                Merchants and Manufacturers Bancorporation, Inc.

10. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:

                                            DECEMBER 31
                                         1996         1995
                                        ------------------
Deferred tax assets:
  Allowance for loan losses             $  533       $370
  Unrealized loss on securities            103        101
  Net operating loss carryforwards         440        334
  Other assets                              69        161
                                        ------------------
Total deferred tax assets                1,145        966
Valuation allowance                       (441)      (334)
                                        ------------------
                                           704        632

Deferred tax liabilities:
  Depreciation                             271        250
  Other liabilities                         30         32
                                        ------------------
Total deferred tax liabilities             301        282
                                        ==================
Net deferred tax asset                  $  403       $350
                                        ==================

At December 31, 1996, the Corporation has state net operating loss carryforwards of approximately $8,245 which expire at various dates through 2011. Due to the unlikelihood of realizing these benefits, a valuation allowance of $441 has been established to offset the deferred tax assets relating to these carryforwards.

Lincoln Savings qualifies under provisions of the Internal Revenue Code, that previously permitted it to deduct from taxable income an allowance for bad debts that differs from the provision for such losses charged to income for financial reporting purposes. Such amounts accumulated prior to 1988 are considered permanently deferred and, accordingly, no provision for federal income taxes has been made for approximately $3,606 of retained income as of December 31, 1996. If Lincoln Savings no longer qualified as a bank for tax purposes, income taxes of approximately $1,486 would be imposed.

                Merchants and Manufacturers Bancorporation, Inc.

11. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:


Balance at December 31, 1994      $12,152
 Loans originated                   4,791
 Repayments                        (2,325)
                                  --------
Balance at December 31, 1995       14,618
 Loans originated                   7,136
 Repayments                        (4,770)
                                  --------
Balance at December 31, 1996      $16,984
                                  ========

12. COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at December 31, 1996 and 1995, are as follows:

                                    DECEMBER 31
                                   1996      1995
                                --------------------
Commitments to originate
 mortgage loans (expiring
  within three months):
  Fixed rates                     $ 5,977   $ 4,699
  Adjustable rates                    194       364

Unused lines of credit:
 Commercial business               22,002    19,213
 Home equity (adjustable rate)      1,710     1,890
 Credit cards (fixed rate)          2,317     1,455

Standby letters of credit           2,152     1,584

                Merchants and Manufacturers Bancorporation, Inc.

12. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

Except for the above-noted commitments to originate loans in the normal course of business, the Corporation and the Banks have not undertaken the use of off-balance-sheet derivative financial instruments for any purpose.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts for cash and cash equivalents approximate those assets' fair values.

                Merchants and Manufacturers Bancorporation, Inc.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

INVESTMENT AND MORTGAGE-RELATED SECURITIES

Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

ACCRUED INTEREST INCOME AND EXPENSE

The fair value of accrued interest income and expense approximates the respective book value.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans, commercial business loans and consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FEDERAL HOME LOAN BANK STOCK

FHLB stock is carried at cost which is its redeemable value since the market for this stock is restricted.

DEPOSITS

The fair values disclosed for noninterest-bearing checking accounts, negotiable order of withdrawal accounts, passbook accounts and savings deposits and money market investment accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed term certificate accounts approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                Merchants and Manufacturers Bancorporation, Inc.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

BORROWINGS

The fair values of the Corporation's borrowings are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Corporation's off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1996.

The carrying amounts and fair values of the Corporation's financial instruments consist of the following:

                                 DECEMBER 31, 1996   DECEMBER 31, 1995
                               -------------------  ---------------------
                                Carrying             Carrying
                                Amount  Fair Value   Amount    Fair Value
                               -------------------  ---------------------
Cash and cash equivalents      $ 22,272  $ 22,272   $ 28,447   $ 28,447
Securities available-for-sale:
 Investment securities           15,499    15,499     15,833     15,833
 Mortgage-related securities     27,154    27,154     44,251     44,251
Loans receivable                191,806   192,395    165,278    165,541
Accrued interest receivable       1,470     1,470      1,532      1,532
Federal Home Loan Bank stock      1,118     1,118        702        702
Deposits                        232,933   232,865    233,083    233,231
Accrued interest payable            395       395        575        575
Borrowings                        6,850     6,850      3,000      2,973

                Merchants and Manufacturers Bancorporation, Inc.

14.  SUBSEQUENT EVENT

On January 1, 1997, Lincoln Savings was converted from a Wisconsin stock savings bank to a Wisconsin commercial bank to obtain increased flexibility in structuring its investments and operations, thereby achieving certain improvements in operating income, while maintaining financial soundness

15. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION

                                                DECEMBER 31
STATEMENTS OF FINANCIAL CONDITION             1996       1995
                                            ---------------------
ASSETS
Cash and cash equivalents                     $   683    $   320
Mortgage-related securities
 available-for-sale, at fair value                  -        713
Investment in subsidiaries                     23,697     22,963
Premises and equipment                          1,955      1,809
Other assets                                      925        998
                                            ---------------------
Total assets                                  $27,260    $26,803
                                            =====================

LIABILITIES
Other liabilities                             $   880    $   260

STOCKHOLDERS' EQUITY
Common stock                                      898        898
Additional paid-in capital                     10,759     10,759
Retained earnings                              15,665     15,068
Less treasury stock                              (942)      (182)
                                            ---------------------
Total stockholders' equity                     26,380     26,543
                                            ---------------------
Total liabilities and stockholders' equity    $27,260    $26,803
                                            =====================

                Merchants and Manufacturers Bancorporation, Inc.

15. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                     YEAR ENDED DECEMBER 31
                                                              1996            1995          1994
                                                             ------------------------------------
STATEMENTS OF INCOME
Income:
  Interest on loans, including fees                            $   26        $    -        $    -
  Interest on investments                                          25            64            72
  Dividends                                                     1,876         1,198           938
  Other                                                           244           251           234
                                                             ------------------------------------
                                                                2,171         1,513         1,244

Expenses:
  Salaries and employee benefits                                  847           503           482
  Occupancy                                                       281           272           268
  Interest                                                          3             -             -
  Other                                                           544           656           310
                                                             ------------------------------------
                                                                1,675         1,431         1,060
                                                             ------------------------------------

Income before income taxes and equity in
  undistributed net income of subsidiary banks                    496            82           184
Income taxes                                                      478           389           262
                                                             ------------------------------------
Income before equity in undistributed net income of
  subsidiary banks                                                974           471           446
Equity in undistributed net income of subsidiary banks            336         1,230         1,078
                                                             ------------------------------------
Net income                                                     $1,310        $1,701        $1,524
                                                             ====================================

                Merchants and Manufacturers Bancorporation, Inc.

15. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                      YEAR ENDED DECEMBER 31
                                                                1996          1995          1994
                                                               ----------------------------------
CONDENSED STATEMENTS OF CASH FLOWS
OPERATING ACTIVITIES
Net income                                                     $1,310        $1,701        $1,524
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed net income of subsidiaries           (336)       (1,230)       (1,078)
    Provision for depreciation                                     80            73            62
    Amortization of premiums on mortgage-backed securities          2             5            11
    Decrease (increase) in other assets                            73          (439)          267
    Increase (decrease) in accrued liabilities                    620           (40)          130
    Other                                                        (429)            -           (14)
                                                               ----------------------------------
Net cash provided by operating activities                       1,320            70           902

INVESTING ACTIVITIES
Sales of mortgage-backed securities                               693             -             -
Proceeds from repayments of mortgage-related securities            27            48            99
Proceeds from sales of furniture and equipment                      -             -           186
Purchases of furniture and equipment                             (226)          (56)          (93)
                                                               ----------------------------------
Net cash provided by (used in) investing activities               494            (8)          192

FINANCING ACTIVITIES
Payment of cash dividends                                        (691)         (569)         (454)
Capital contribution to subsidiary                                  -             -          (300)
Purchase of treasury stock                                       (946)         (178)         (332)
Proceeds from the sale of treasury stock                          186           158           176
Proceeds from dividend reimbursement plan                           -           100             -
                                                               ----------------------------------
Net cash used in financing activities                          (1,451)         (489)         (910)
                                                               ----------------------------------

Increase (decrease) in cash and cash equivalents                  363          (427)          184
Cash and cash equivalents at beginning of year                    320           747           563
                                                               ----------------------------------
Cash and cash equivalents at end of year                       $  683        $  320        $  747
                                                               ==================================

                            DIRECTORS AND OFFICERS



MERCHANTS AND MANUFACTURERS BANCORPORATION

DIRECTORS
Michael J. Murry                                              Jack P. Schwellinger
Chairman of the Board, and Chief Executive Officer,           Retired Businessman
Merchants and Manufacturers Bancorporation
                                                              Keith C. Winters
James F. Bomberg                                              President, Keith C. Winters & Associates, Ltd.
President,
Merchants and Manufacturers Bancorporation
                                                              MERCHANTS AND MANUFACTURERS BANCORPORATION
J. Michael Bartels                                            OFFICERS
President, Bartels Management Services, Inc.                  Michael J. Murry
                                                              Chairman of the Board, and Chief Executive Officer
Robert J. Blonski
President, M&M Services, Inc.                                 James F. Bomberg
                                                              President
Duane P. Cherek
President, Cherek Lincoln-Mercury, Inc.                       Cynthia M. Congemi
                                                              Assistant Vice President - Training Director
Robert V. Donaj
President Achieve Mortgage Corp.                              Gerald Fusek
                                                              Vice President-Commercial Loans
Thomas F. Gapinski
Insurance Executive                                           Debra L. Kapetanich
                                                              Vice President-Marketing Director
Leonard Helminiak
President, Buddy Squirrel Company                             John M. Krawczyk
Vice President Quality Candy Company                          Executive Vice President and Chief Operating Officer

Casimir S. Janiszewski                                        Kathryn N. Lazzaro
President, Superior Die Set Corporation                       Executive Administrative Assistant

David A. Kaczynski                                            Susan McClure
President, Cardinal Fabricating Corporation                   Assistant Secretary/Special Projects Officer

Conrad C. Kaminski                                            James C. Mroczkowski
President, Lincoln State Bank & Lincoln Community Bank        Vice President and Chief Financial Officer

Dr. Thomas J. Kozina                                          Mark A. Ohlert
Retired Physician                                             Assistant Vice President - Credit Analyst Supervisor

John M. Krawczyk                                              Anthony R. Smyczek
Executive Vice President                                      Vice President - Consumer Loans
Merchants & Manufacturers Bancorporation

Nicholas S. Logarakis
President, General Automotive Manufacturing Co.

Longin C. Prazynski
Retired Building Inspector

Gervase R. Rose
President, Roman Electric Co.

James A. Sass
President, Max A. Sass Funeral Homes

LINCOLN STATE BANK
DIRECTORS                                           Debra Jeske
Nicholas S. Logarakis                               Assistant Branch Manager - Convenience Centers
Chairman of the Board
                                                    Richard L. Dennis
Michael J. Murry                                    Vice President - Branch Manager
Vice Chairman of the Board
                                                    Diane Johnson
Dr. Francisco Aguilar                               Assistant Branch Manager
Physician
                                                    Pamela M. Kurudza
Michael L. Dana                                     Branch Manager
Chairman, Dana Investment Advisors, Inc.
                                                    Robert A. Kurudza
Michael J. Duginski                                 Branch Manager
Attorney, Krawczyk & Duginski, S.C.
                                                    Vincent Paduano
Michael D. Dunham                                   Branch Manager
President, Effective Management Systems, Inc.
                                                    Jean A. Pollnow
Thomas F. Gapinski                                  Assistant Vice President - Regional Branch Manager

Casimir S. Janiszewski                              Ralph J. Ramczykowski
                                                    Special Projects Officer & Activities Director
Sr. Mary Jendras
Administrator, St. Francis Hospital                 Christine Schueller
                                                    Executive Secretary
Conrad C. Kaminski
                                                    Nicole Schultz
William E. La Macchia                               Assistant Branch Manager
President & CEO Mark Travel Corporation
                                                    Beverly A. Sustache
Jack P. Schwellinger                                Assistant Vice President & Cashier

LINCOLN STATE BANK                                  Shelly Vogel
OFFICERS                                            Assistant Branch Manager
Nicholas S. Logarakis
Chairman of the Board                               Linda Yeikowski
                                                    Assistant Branch Manager
Conrad C. Kaminski
President and Chief Executive Officer               Henryk Zysko
                                                    Management Trainee
Michael J. Murry
Vice Chairman of the Board

Steven J. Rutt
First Vice President - Senior Loan Officer

Cynthia A. Loew
Senior Vice President and Operations Officer

Rosalind E. Cesarz
Convenience Centers Manager

Cynthia Cullinan
Assistant Vice President and Mortgage Loan Officer

FRANKLIN STATE BANK                              Robert V. Donaj
DIRECTORS
Keith C. Winters                                 David A. Kaczynski
Chairman of the Board
                                                 John M. Krawczyk
Michael J. Murry
Vice Chairman of the Board                       Michael J. Murry

Thomas G. Loew                                   Longin C. Prazynski
President and Chief Executive Officer
                                                 LINCOLN COMMUNITY BANK
J. Michael Bartels                               OFFICERS
                                                 James A. Sass
John P. Klose                                    Chairman of the Board
Realtor, Dwyer/Klose Realty
                                                 Conrad C. Kaminski
Dr. Thomas J. Kozina                             President and Chief Executive
                                                 Officer

Gary J. Krawczyk                                 Mary Jo Krawczyk
Attorney, Krawczyk & Duginski, S.C.              Vice President - Operations

Gervase R. Rose                                  Sharon Tocco
                                                 Vice President - Lending
FRANKLIN STATE BANK
OFFICERS                                         Judith M. Donaj
Keith C. Winters                                 Branch Manager
Chairman of the Board
                                                 Shelly Gardner
Michael J. Murry                                 Assistant Branch Manager
Vice Chairman of the Board
                                                 Dolores M. Wellman
Thomas G. Loew                                   Assistant Vice President & Corporate Secretary
President and Chief Executive Officer
                                                 Bernadine M. Ziemba
Donna L. Kleinschmidt                            Assistant Vice President & Treasurer
Executive Vice President and Cashier
                                                 ACHIEVE MORTGAGE CORPORATION
Walter D. Bringardner                            OFFICERS
Vice President
                                                 Robert V. Donaj
Patricia A. Urban                                President
Consumer Lending Officer
                                                 Rosemary Blonski
LINCOLN COMMUNITY BANK                           Assistant Vice President - Chief Lending Administrator
DIRECTORS

James A. Sass                                    Mary Ann O'Bara
Chairman of the Board                            Account Manager

Conrad C. Kaminski                               Ann Smessaert
President and Chief Executive Officer            Account Manager

Robert J. Blonski

Maria Monreal-Cameron
Executive Director Hispanic Chamber of Commerce

Duane P. Cherek

M&M SERVICES, INC.                                      LINCOLN NEIGHBORHOOD
DIRECTORS                                                 REDEVELOPMENT CORPORATION
Michael J. Murry                                        DIRECTORS
Chairman of the Board                                   Conrad C. Kaminski
                                                        Chief Executive Officer
J. Michael Bartels
                                                        James F. Bomberg
Robert J. Blonski                                       President

Duane P. Cherek                                         Robert J. Blonski
                                                        Director and Vice President
Michael D. Dunham
                                                        Richard W. Heine
M&M SERVICES, INC.                                      Director and Secretary
OFFICERS
Robert J. Blonski                                       Thomas G. Loew
President and  Chief Executive Officer                  Director and Treasurer

Rosemary Chojnacki                                      OFFICERS
Assistant Vice President
                                                        Michael D. Gapinski
Peter G. Eggers                                         Vice President and Executive Director
Assistant Comptroller
                                                        Hide Dewulf
Edmund P. Glembocki                                     Project Manager
Vice President - Auditor

Helen A. Groshek
Assistant Customer Service Supervisor

Anne Marie Grulkowski
Credit Review Officer

Michael Krawczyk
Credit Analyst

Nina Nowakowski
Services Operations Officer

Tims H. Petersons
Assistant Comptroller

Jeannette R. Pinkowski
Assistant Vice President

Marsha M. Sczerzen
Human Resource Director

Gregory B. Stengel
Executive Vice President - Comptroller

Barbara J. Wagner
Loan Operations Supervisor

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

     The stock of the Corporation is not listed on any stock exchange or quoted on the National Association of Securities Dealers Quotation Automated Quotation System. The Corporation's stock has been quoted on the "Pink Sheets", an inter-broker quotation medium, since April 1993, and in the Over The Counter Bulletin Board, an electronic quotation service. Robert W. Baird & Co., Incorporated, a regional securities and investment banking firm headquartered in Milwaukee, Wisconsin, acts as a market maker for the Corporation's stock.
In connection with the acquisition of Lincoln Savings Bank on April 2, 1993, the Corporation sold 330,625 shares of stock at $20 per share. The $20 price was established through an independent appraisal in conformity with regulatory requirements. Following the acquisition of Lincoln Savings Bank by the Corporation in April 1993, Robert W. Baird has caused the Corporation's stock to be quoted in the "Other Stocks" section of the Milwaukee Journal/Sentinel. Prior to that time the Corporation's stock was not publicly listed. (Referred to in the following table as n/a.)

     Holders of the Corporation's stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors from funds legally available for such payments. The Corporation's ability to pay cash dividends is dependent primarily on the ability of its subsidiaries to pay dividends to the Corporation. The ability of each subsidiary bank to pay dividends depends on its earnings and financial condition and on compliance with banking statutes and regulations.

     The following table sets forth the quarterly "bid/ask" range for the period indicated.


                                      Quotation or Price
Quarter Ended                         Bid            Ask
----------------------------------------------------------
March 31, 1995                       $25.00         $25.75
June 30, 1995                         25.00           n/a
September 30, 1995                    26.50           n/a
December 31, 1995                     26.50           n/a

MARCH 31, 1996                       $28.00         $28.00
JUNE 30, 1996                         29.25          29.25
SEPTEMBER 30, 1996                    29.50          29.50
DECEMBER 31, 1996                     30.00          30.00

          FINANCIAL INFORMATION                            TRANSFER AGENT

           James C. Mroczkowski                        Firstar Trust Company
 Vice President & Chief Financial Officer             Corporate Trust Services
Merchants & Manufacturers Bancorporation, Inc.         615 East Michigan Street
       14100 West National Avenue                    Milwaukee, Wisconsin 53202
            P.O. Box 511160                              (414) 287-3971
       New Berlin, Wisconsin  53151
             (414) 827-6713

               MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
              14100 West National Avenue, New Berlin, Wisconsin

                           PROXY FOR ANNUAL MEETING


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 25, 1997.

     Know All Men by These presents what I, the undersigned shareholder of Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), hereby appoint Jack Schwellinger and Keith Winters and each of them, with full power to act alone, amy true and lawful attorney, substitute and proxy, with power of substitution, for me and in my name to vote as indicated below at the Annual Meeting of the shareholders of said Corporation to be held at Merchants and Manufacturers Bancorporation, Inc. 14100 West National Avenue, New Berlin, Wisconsin 53151 on June 25, 1997, at 4:0 p.m. or at any adjournment(s) of said meeting, with all power I would have if personally present on the following matters, hereby revoking gall proxies heretofore given and ratifying all that said attorneys and proxies or their substitutes may do by virtue hereof;

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX PERSONS LISTED BELOW. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS LISTED BELOW.
     IF ANY ADDITIONAL MATTERS ARE PROPERLY PRESENTED, THE PERSONS NAMED IN THE PROXY WILL HAVE THE DISCRETION TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGEMENT IN SUCH MATTERS.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERCHANTS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE SECRETARY OF MERCHANTS OR BY SUBMITTING A LATER-DATED PROXY OR BY PERSONAL APPEARANCE AND VOTING AT THE MEETING.

     The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting and Proxy Statement enclosed herewith.







             DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



     MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. 1997 ANNUAL MEETING


1.  To fix the number of directors at           1 - Leonard Helminiak  2 - Thomas Kozina       [  ]    Vote FOR the six nominees
    nineteen (19) and to elect six (6)          3 - Casimir Janiszewski  4 - David Kaczynski            listed to the left (except
    persons nominated by the Board of           5 - Longin Prazynski  6 - Jack Schwellinger             as specified below.)
    Directors and named below and in the
    Proxy Statement to the Board of
    Directors and to serve as Class II
    directors until the 2000  Annual                                                            [  ]    WITHHOLD AUTHORITY
    Meeting of Shareholders and until                                                                   to vote for all six nominees
    their successors have been elected                                                                  listed to the left.
    and qualified.



(Instructions: To withhold authority to vote for any indicated nominees, write the number(s)    [                                ]
of the nominee(s) in the box provided to the right.)


Address Change?                         Date                                                                NO. OF SHARES
MARK box          [  ]                      --------------------------------------------
Indicate changes below:

                                                                                                [                                 ]

                                                                                                [                                 ]

                                                                                                Signature(s) in Box
                                                                                                Please sign your mane exactly as it
                                                                                                appears on the stock certificate.
                                                                                                In signing as personal
                                                                                                representative, guardian, trustee or
                                                                                                attorney, pleas add your title as
                                                                                                such.  All joint owners should sign.

